Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ONE,

CASPIAN MERGER SUB INC.

and

MARKFORGED, INC.

Dated as of February 23, 2021

-i-

-ii-

-iii-

-iv-

Exhibits
Exhibit A	Form of Certificate of Incorporation of Acquiror upon Domestication
Exhibit B	Form of Bylaws of Acquiror upon Domestication
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Lock-Up Agreement
Exhibit E	Form of Equity Incentive Plan
Exhibit F	Form of Employee Stock Purchase Plan

-v-

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of February 23, 2021 (this “Agreement”), is made and entered into by and among one, a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined below)) (“Acquiror”), Caspian Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and MarkForged, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities;

WHEREAS, prior to the Effective Time (as defined below) and subject to the conditions of this Agreement, Acquiror shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and the Cayman Islands Companies Act (As Revised) (the “Domestication”);

WHEREAS, concurrently with the Domestication, Acquiror shall file a certificate of incorporation with the Secretary of State of the State of Delaware and adopt bylaws (in substantially the forms attached as Exhibits A and B hereto, with such changes as may be agreed in writing by Acquiror and the Company);

WHEREAS, in connection with the Domestication, (i) each then issued and outstanding Acquiror Class A Ordinary Share (as defined below) shall convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Common Stock”); (ii) each then issued and outstanding Acquiror Class B Ordinary Share (as defined below) shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock; (iii) each then issued and outstanding Cayman Acquiror Warrant (as defined below) shall convert automatically into a warrant to acquire one share of Domesticated Acquiror Common Stock (“Domesticated Acquiror Warrant”), pursuant to the Warrant Agreement (as defined below); and (iv) each then issued and outstanding unit of Acquiror (the “Cayman Acquiror Units”) shall convert automatically into a unit of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Units), comprised of one share of Domesticated Acquiror Common Stock and one-fourth of one Domesticated Acquiror Warrant;

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, (x) Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation and a wholly owned subsidiary of Acquiror (the “Merger”); and (y) Acquiror will change its name to “Markforged Holding Corporation”;

WHEREAS, prior to the Effective Time (as defined below), each share of Company Preferred Stock will be converted into one share of Company Common Stock (the “Preferred Stock Conversion”);

WHEREAS, upon the Effective Time and following the Employee Transactions (as defined below) and the Preferred Stock Conversion, all shares of Company Common Stock (as defined below) will be converted into the right to receive shares of Domesticated Acquiror Common Stock as set forth in this Agreement;

WHEREAS, each of the parties hereto intends that, for United States federal income tax purposes, (a) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations, to which each of Acquiror and the Company are to be parties under Section 368(b) of the Code, (b) the Domestication constitutes an integrated transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (c) this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations (clauses (a)-(c) the “Intended Tax Treatment”);

WHEREAS, the Board of Directors of the Company has approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, declared it advisable for the Company to enter into this Agreement and the other documents contemplated hereby and recommended the adoption and approval of this Agreement by the Company’s stockholders;

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Company Stockholders (as defined below) have each executed and delivered to Acquiror a Company Stockholder Support Agreement (as defined below), pursuant to which the Requisite Company Stockholders have agreed to, among other things, vote (pursuant to an action by written consent of the stockholders of the Company) in favor of the adoption and approval, promptly following the time at which the Registration Statement (as defined below) shall have been declared effective and delivered or otherwise made available to stockholders, of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, each of the Boards of Directors of Acquiror and Merger Sub has (i) determined that it is advisable for and in the best interests of Acquiror and Merger Sub, as applicable, to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Acquiror Shareholders and sole stockholder of Merger Sub, as applicable;

WHEREAS, Acquiror, as sole stockholder of Merger Sub, has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, Acquiror shall provide an opportunity to its shareholders to have their outstanding Acquiror Ordinary Shares redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents (as defined below) in connection with obtaining the Acquiror Shareholder Approval (as defined below);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor and certain other Persons have executed and delivered to the Company the Sponsor Support Agreement (as defined below) pursuant to which the Sponsor and such Persons have agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, on or prior to the date hereof, Acquiror entered into the Subscription Agreements (as defined below) with the PIPE Investors (as defined below) pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors agreed to purchase from Acquiror shares of Domesticated Acquiror Common Stock, such purchases to be consummated substantially concurrently with the Closing (as defined below);

WHEREAS, prior to the Closing, the Company and certain of its stockholders will enter into Share Repurchase Agreements, in a form to be reasonably agreed upon with Acquiror (the “Share Repurchase Agreements”), pursuant to which, immediately prior to the Effective Time, the Company will repurchase certain Company Common Stock and/or settle for cash certain Company Options held by such Company Stockholders on the terms set forth in Section 6.1(b)(iv) of the Company Disclosure Letter (such transactions, the “Employee Transactions”);

WHEREAS, at the Closing, Acquiror and certain shareholders of Acquiror and certain Company Stockholders shall enter into a Registration Rights Agreement, substantially in the form attached hereto as Exhibit C (the “Registration Rights Agreement”), with such changes as may be agreed in writing by Acquiror and the Company, which shall be effective as of the Closing; and

WHEREAS, at the Closing, Acquiror and each of the Key Holders (as defined below) shall enter into a Lock-Up Agreement (the “Lock-Up Agreement”) substantially in the form attached hereto as Exhibit D (with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1      Definitions. As used herein, the following terms shall have the following meanings:

“2020 Audited Financial Statements” has the meaning specified in Section 6.3.

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Class A Ordinary Shares” means, prior to the Domestication, the Class A ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Ordinary Shares” means, prior to the Domestication, the Class B ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Cure Period” has the meaning specified in Section 10.1(f).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article V.

“Acquiror Financial Statements” has the meaning specified in Section 5.6(c).

“Acquiror Indemnified Parties” has the meaning specified in Section 7.8.

“Acquiror Option” has the meaning specified in Section 3.3(a).

“Acquiror Ordinary Shares” means the Acquiror Class A Ordinary Shares and Acquiror Class B Ordinary Shares.

“Acquiror Private Placement Warrant” means a warrant to purchase one (1) Acquiror Class A Ordinary Share at an exercise price of eleven Dollars and fifty cents ($11.50) issued to the Sponsor at the time of Acquiror’s initial public offering or issued upon the conversion of Working Capital Loans, if any.

“Acquiror Public Warrant” means a warrant to purchase one (1) Acquiror Class A Ordinary Share at an exercise price of eleven Dollars and fifty cents ($11.50) that was included in the units sold as part of Acquiror’s initial public offering.

“Acquiror RSU” has the meaning specified in Section 3.3(b).

“Acquiror SEC Filings” has the meaning specified in Section 5.5.

“Acquiror Securities” has the meaning specified in Section 5.14(a).

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Ordinary Shares to redeem all or a portion of the Acquiror Class A Ordinary Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Transaction Proposals.

“Acquiror Share Redemption Amount” means the aggregate amount payable with respect to all Acquiror Share Redemptions.

“Acquiror Shareholder Approval” means the approval of those Transaction Proposals identified in Section 8.2(b), in each case, by the voting standard set forth in Section 5.2(b) (as determined in accordance with Acquiror’s Governing Documents and applicable Law) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose.

“Acquiror Shareholders” means the shareholders of Acquiror as of immediately prior to the Effective Time.

“Acquiror Shareholders’ Meeting” has the meaning specified in Section 8.2(b).

“Acquiror Transaction Expenses” means the out-of-pocket fees, costs, expenses, commissions or other amounts incurred, paid or otherwise payable by or on behalf of Acquiror or Acquiror’s Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation, preparation, execution or performance of this Agreement or otherwise in connection with the transactions contemplated hereby, including: (i) deferred underwriting commissions disclosed in any Acquiror SEC Filings, (ii) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, legal, accounting, tax, public relations and investor relations advisors, the Trustee and transfer or exchange agent, as applicable, and limited and customary other professional fees (including proxy solicitors, financial printers, consultants and administrative service providers), (iii) costs and expenses related to (x) directors’ and officers’ liability insurance or (y) the preparation, filing and distribution of the Proxy Statement/Registration Statement and other Acquiror SEC Filings, (iv) amounts outstanding under any Working Capital Loans or pursuant to that certain Administrative Services Agreement, dated August 12, 2020, between Acquiror and Sponsor or (v) filing fees paid or payable by or on behalf of Acquiror or any of its Affiliates to Antitrust Authorities or other Governmental Authorities in connection with the transactions contemplated hereby; provided, however, that Acquiror Transaction Expenses shall not include Transfer Taxes.

“Acquiror Warrants” means the Acquiror Public Warrants and the Acquiror Private Placement Warrants.

“Acquisition Proposal” means, as to any Person, other than the transactions contemplated hereby (and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business), any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of such Person and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (A) such Person or (B) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation, inquiry, proceeding, or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliate Agreements” has the meaning specified in Section 4.11(a)(vii).

“Aggregate Fully Diluted Company Common Stock” means, without duplication, the aggregate number of shares of Company Common Stock (a) that are issued and outstanding immediately prior to the Effective Time (after giving effect to the Preferred Stock Conversion and the Employee Transactions), (b) that are subject to unexercised Company Options outstanding immediately prior to the Effective Time, (c) that are subject to Company RSUs (that have not yet been settled with the applicable Company Common Stock, in cash, or other securities or property) immediately prior to the Effective Time and (d) that are Company Warrant Shares pursuant to Company Warrants that have not yet been exercised as of immediately prior to the Effective Time, in the case of clauses (b) – (d), whether or not vested or exercisable, as applicable, immediately prior to the Effective Time.

“Aggregate Merger Consideration” has the meaning specified in Section 3.1(b).

“Agreement” has the meaning specified in the Preamble hereto.

“Allocation Schedule” has the meaning specified in Section 3.4.

“Ancillary Agreements” has the meaning specified in Section 11.10.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Anti-Money Laundering Laws” means all applicable laws, regulations, administrative orders, and decrees concerning or relating to the prevention of money laundering or countering the financing of terrorism, including, without limitation, the Currency and Financial Transactions Reporting Act of 1970, as amended by the USA PATRIOT Act, which legislative framework is commonly referred to as the “Bank Secrecy Act,” and the rules and regulations thereunder.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Audited Financial Statements” has the meaning specified in Section 4.7(a).

“Available Acquiror Cash” has the meaning specified in Section 7.2.

“Business Combination” has the meaning set forth in Article 1.1 of Acquiror’s Governing Documents as in effect on the date hereof.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in Cayman Islands) are authorized or required by Law to close.

“Cadwalader” has the meaning specified in Section 11.18.

“Cadwalader Privileged Communications” has the meaning specified in Section 11.18.

“Cadwalader Waiving Parties” has the meaning specified in Section 11.18.

“Cadwalader WP Group” has the meaning specified in Section 11.18.

“Cayman Acquiror Unit” has the meaning specified in the Recitals hereto.

“Cayman Acquiror Warrant” has the meaning specified in the Recitals hereto.

“Cayman Registrar” means the Cayman Registrar of Companies under the Cayman Islands Companies Act (As Revised).

“Change of Control” means any transaction or series of transactions (a) following which a Person or “group” (within the meaning of Section 13(d) of the Exchange Act ) of Persons, has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of Acquiror, (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (i) the members of the Board of Directors of Acquiror immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a Subsidiary, the ultimate parent thereof or (ii) the voting securities of Acquiror immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person resulting from such combination or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (c) the result of which is a sale of all or substantially all of the assets of Acquiror to any Person.

“Closing” has the meaning specified in Section 2.3(a).

“Closing Date” has the meaning specified in Section 2.3(a).

“Code” has the meaning specified in the Recitals hereto.

“Company” has the meaning specified in the Preamble hereto.

“Company Award” means a Company Option or a Company RSU.

“Company Benefit Plan” has the meaning specified in Section 4.12.

“Company Capital Stock” means the shares of the Company Common Stock and the Company Preferred Stock.

“Company Charter” means the Fourth Amended and Restated Certificate of Incorporation of the Company, as amended.

“Company Common Stock” means shares of common stock, par value $0.00001 per share, of the Company.

“Company Common Warrants” means warrants of the Company exercisable for Company Common Stock.

“Company Cure Period” has the meaning specified in Section 10.1(d).

“Company D&O Tail Policy” has the meaning specified in Section 7.8.

“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Company Incentive Plan” means the Company’s 2013 Stock Option and Grant Plan, as amended from time to time.

“Company Indemnified Parties” has the meaning specified in Section 7.8.

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated hereby; provided, however, that, solely in the case of clause (i) above, none of the following shall be deemed, alone or in combination, to constitute, or be taken into account in the determination of whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any official interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business, credit or financial market conditions generally, (c) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (d) any change, event, effect or occurrence that is generally applicable to the industries or markets in which the Company operates, (e) the taking of any action required by this Agreement, (f) the execution or public announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact on relationships, contractual or otherwise, with any landlords, customers, suppliers, lenders, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (f) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 and the condition to Closing with respect thereto), (g) any earthquake, hurricanes, storms, tornados, flooding, volcanic eruptions or other natural disaster, calamity, epidemic, disease outbreak or pandemic (including COVID-19 or any mutation or variation thereof and COVID-19 Measures), (h) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (i) any failure of the Company to meet any projections or forecasts (provided that this clause (i) shall not prevent a determination that any event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), or (j) any action taken at the written request of Acquiror or Merger Sub; provided, further, that any Event referred to in clauses (a), (b), (c), (d), (g), or (h) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate effect on the business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to other companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Option” means an option to purchase shares of Company Common Stock granted under the Company Incentive Plan or otherwise granted to an employee, director, independent contractor or other service provider of the Company outside of the Company Incentive Plan.

“Company Preferred Stock” means the shares of the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series Seed Preferred Stock.

“Company Registered Intellectual Property” has the meaning specified in Section 4.20(a).

“Company RSU” means an award of restricted stock units with respect to Company Common Stock granted under the Company Incentive Plan or otherwise granted to a current or former employee, director, independent contractor or other service provider of the Company outside of the Company Incentive Plan.

“Company Series D Warrants” means warrants of the Company exercisable for Series D Preferred Stock.

“Company Share Reserve Amount” means that number of shares of Company Common Stock available for issuance in respect of Company Awards not yet granted under the Company Incentive Plan.

“Company Stockholder Approvals” means (A) the approval and adoption of this Agreement and the transactions contemplated hereby, including the Preferred Stock Conversion and the Merger, by the affirmative vote or written consent of at least (i) a majority of the voting power of the outstanding Company Capital Stock voting as a single class and on an as-converted basis and (ii) a majority of the outstanding shares of Company Preferred Stock, voting as a separate class, and (B) in the case of the Preferred Stock Conversion, (i) with respect to the Series Seed Preferred Stock, the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Company Preferred Stock, voting as a separate class, including the Series C Investment Holders (as defined in the Company Charter) holding at least 10% of the outstanding shares of Series C Preferred Stock, voting as a separate class and (ii) with respect to the Series D Preferred Stock, the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Series D Preferred Stock, voting as a separate class, in accordance with the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.

“Company Stockholder Support Agreement” means that certain Stockholder Support Agreement, dated as of the date hereof, by and among each of the Requisite Company Stockholders, Acquiror and the Company, as amended or modified from time to time.

“Company Stockholders” means the holders of Company Common Stock.

“Company Transaction Expenses” means the out-of-pocket fees, costs, expenses, commissions or other amounts, incurred, paid or otherwise payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) to the extent resulting from or in connection with the negotiation, documentation, preparation, execution or performance of this Agreement and consummation of the transactions contemplated hereby, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, and (ii) all filing fees payable by the Company or any of its Subsidiaries to the Antitrust Authorities or other Governmental Authorities in connection with the transactions contemplated hereby; provided, however, that Company Transaction Expenses shall not include Transfer Taxes.

“Company Warrants” means the Company Common Warrants and Company Series D Warrants.

“Company Warrant Shares” means the shares of Company Common Stock issuable upon the cash exercise of Company Warrants, after giving effect to the Preferred Stock Conversion.

“Confidentiality Agreement” has the meaning specified in Section 11.10.

“Constituent Corporations” has the meaning specified in Section 2.1(a).

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of software subject to such license, that other software incorporated into, derived from, combined with, used, linked to or distributed with such software subject to such license (i) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled or (iv) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Microsoft Reciprocal License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“COVID-19” means SARS CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, Governmental Order, Action, directive, guidelines or recommendations promulgated by any Governmental Authority that has jurisdiction over the Company or its Subsidiaries, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act and the Families First Coronavirus Response Act.

“D&O Indemnified Parties” has the meaning specified in Section 7.8.

“DGCL” has the meaning specified in the Recitals hereto.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dissenting Shares” has the meaning specified in Section 3.7.

“Dollars” or “$” means lawful money of the United States.

“Domesticated Acquiror Common Stock” has the meaning specified in the Recitals hereto.

“Domesticated Acquiror Unit” has the meaning specific in the Recitals hereto.

“Domesticated Acquiror Warrant” has the meaning specified in the Recitals hereto.

“Domestication” has the meaning specified in the Recitals hereto.

“Earnout Period” means the time period between the Closing Date and the five-year anniversary of the Closing Date.

“Earnout Pro Rata Share” means, for each Eligible Company Equityholder, a percentage determined as (a) the total number held by such Eligible Company Equityholder of (i) shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (after giving effect to the Employee Transactions and Preferred Stock Conversion), plus (ii) shares of Company Common Stock subject to unexercised Company Options outstanding immediately prior to the Effective Time, whether or not exercisable at such time, plus (iii) shares of Company Common Stock subject to Company RSUs (that have not yet been settled with the applicable Company Common Stock, in cash, or other securities or property) immediately prior to the Effective Time, whether or not vested at such time, plus (iv) Company Warrant Shares pursuant to Company Warrants that have not yet been exercised as of immediately prior to the Effective Time, whether or not vested or exercisable at such time, minus (v) any Forfeited Shares with respect to such Eligible Company Equityholder as of the applicable date on which Earnout Shares are earned, divided by (b)(i) the Aggregate Fully Diluted Company Common Stock, minus (ii) the aggregate number of Forfeited Shares of all Eligible Company Equityholders as of the applicable date on which Earnout Shares are earned.

“Earnout Shares” has the meaning specified in Section 3.5(a).

“Earnout Triggering Event” means either of Earnout Triggering Event I or Earnout Triggering Event II.

“Earnout Triggering Event I” means the date on which the volume-weighted average trading sale price of one share of Domesticated Acquiror Common Stock quoted on the NYSE (or such other exchange on which the shares of Domesticated Acquiror Common Stock are then listed) is greater than or equal to $12.50 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period within the Earnout Period.

“Earnout Triggering Event II” means the date on which the volume-weighted average trading sale price of one share of Domesticated Acquiror Common Stock quoted on the NYSE (or such other exchange on which the shares of Domesticated Acquiror Common Stock are then listed) is greater than or equal to $15.00 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period within the Earnout Period.

“Effective Time” has the meaning specified in Section 2.3(b).

“Eligible Company Equityholder” means a holder, as of the time immediately prior to the Effective Time, of any (a) shares of Company Common Stock (after giving effect to the Preferred Stock Conversion and after consummation of the Employee Transactions), (b) unexercised Company Options, whether or not vested or exercisable, (c) Company RSUs that have not yet been settled with Company Common Stock, in cash, or other securities or property, whether or not vested or (d) Company Warrants.

“Employee Transactions” has the meaning specified in the Recitals hereto.

“Employee Transactions Value” means the aggregate Dollar amount paid or payable by the Company in the repurchase of Company Common Stock and cash settlement of Company Options pursuant to the Share Repurchase Agreements, in the amount set forth in Section 6.1(b)(iv) of the Company Disclosure Letter.

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“Employee Stock Purchase Plan” has the meaning specified in Section 7.1(a).

“Equity Incentive Plan” has the meaning specified in Section 7.1(a).

“Equity Value” means $1,700,000,000 minus the Employee Transactions Value.

“ERISA” has the meaning specified in Section 4.12(a).

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.2(a).

“Exchange Ratio” means an amount equal to (a) the Equity Value divided by (b) $10.00, divided by (c) the sum of (i) the Aggregate Fully Diluted Company Common Stock and (ii) the Company Share Reserve Amount as of immediately prior to the Effective Time.

“Export Approvals” has the meaning specified in Section 4.26.

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Financial Statements” has the meaning specified in Section 4.7(a).

“Forfeited Shares” means, for each Eligible Company Equityholder, the number of shares of Company Common Stock relating to a Company Award that, following its conversion to an Acquiror RSU or Acquiror Option, as applicable, is forfeited pursuant to its terms prior to the time at which it becomes vested or exercisable.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Goodwin” has the meaning specified in Section 11.18(b).

“Goodwin Privileged Communications” has the meaning specified in Section 11.18(b).

“Goodwin Waiving Parties” has the meaning specified in Section 11.18(b).

“Goodwin WP Group” has the meaning specified in Section 11.18(b).

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Approval” has the meaning specified in Section 4.5.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency (including any self-regulatory organization), governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, and (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, (g) obligations under any Financial Derivative/Hedging Arrangement, (h) any other indebtedness or obligation reflected or required to be reflected as indebtedness in a consolidated balance sheet, in accordance with GAAP, (i) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (h) above and (j) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made); provided, however, that Indebtedness shall not include accounts payable to trade creditors that are not past due and accrued expenses arising in the ordinary course of business consistent with past practice.

“Independent Director” has the meaning specified in Section 7.6(a).

“Intellectual Property” means all intellectual property and industrial property rights of any kind or nature, throughout the world, including all U.S. and foreign: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”); (ii) registered and unregistered trademarks, logos, symbols, service marks, trade dress and trade names, names, corporate names, slogans, pending applications therefor, together with the goodwill symbolized by or associated with any of the foregoing (“Trademarks”); (iii) registered and unregistered copyrights, and applications for registration of copyright, including rights in published and unpublished works of authorship, including without limitation audiovisual works, collective works, computer programs, software, source code, object code, compilations, databases, derivative works, literary works, maskworks, and sound recordings, and any associated rights (“Copyrights”); (iv) rights in trade secrets and all other confidential or proprietary information, including algorithms, customer lists, designs, programs, prototypes, systems, know-how, inventions, proprietary processes, formulae, models, and methodologies and techniques, and any rights associated therewith, including rights granted under the Uniform Trade Secrets Act or the Defend Trade Secrets Act (“Trade Secrets”); (v) internet domain names, hash tags and web addresses; (vi) rights of publicity, privacy, and rights to personal information; (vii) moral rights and rights of attribution and integrity; (viii) all rights in the foregoing and in other similar intangible assets; and (ix) all applications and registrations for the foregoing..

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the Internal Revenue Service.

“JOBS Act” has the meaning specified in Section 5.6.

“Key Holders” means the Persons set forth on Section 1.1(a) of the Company Disclosure Letter.

“Law” means any statute, law, ordinance, rule, regulation, directive or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied (except for Owned Land) by the Company or any of its Subsidiaries.

“Legal Proceedings” has the meaning specified in Section 4.9.

“Letter of Transmittal” has the meaning specified in Section 3.2(b).

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, options, leases, subleases, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Listing Application” has the meaning specified in Section 7.3.

“Lock-Up Agreement” has the meaning specified in the Recitals hereto.

“Merger” has the meaning specified in the Recitals hereto.

“Merger Certificate” has the meaning specified in Section 2.1(a).

“Merger Sub” has the meaning specified in the Preamble hereto.

“Merger Sub Capital Stock” means the shares of the common stock, par value $0.0001 per share, of Merger Sub.

“Minimum Available Acquiror Cash Amount” has the meaning specified in Section 7.2.

“Multiemployer Plan” has the meaning specified in Section 4.12(c).

“NYSE” has the meaning specified in Section 5.6(b).

“Offer Documents” has the meaning specified in Section 8.2(a)(i).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. “Open Source Licenses” shall include Copyleft Licenses.

“Open Source Materials” means any software subject to an Open Source License.

“Owned Land” has the meaning specified in Section 4.19(b).

“Permits” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way and other similar charges or encumbrances that do not materially impair the value or materially interfere with the present use of the Leased Real Property, (iv) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (v) nonexclusive licenses under Intellectual Property granted in the ordinary course of business and (vi) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable.

“Person” means any individual, firm, corporation, partnership, exempt limited partnership, limited liability company, exempted company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information Laws and Policies” has the meaning set forth in Section 4.21.

“PIPE Investment” means the purchase of shares of Domesticated Acquiror Common Stock pursuant to the Subscription Agreements.

“PIPE Investment Amount” means the aggregate gross purchase price for the shares in the PIPE Investment.

“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements.

“Preferred Stock Conversion” has the meaning set forth in the Recitals hereto.

“Prospectus” has the meaning specified in Section 11.1.

“Proxy Statement” has the meaning specified in Section 8.2(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 8.2(a)(i).

“Real Property Leases” has the meaning specified in Section 4.19(a)(iii).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 8.2(a)(i).

“Requisite Company Stockholders” means those stockholders of the Company listed on Section 1.1(b) of the Company Disclosure Letter.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any comprehensive Sanctions Laws (including, at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means any Person that is the target of Sanctions Laws, including (i) any Person identified in any Sanctions Law-related list of designated Persons maintained by (a) the United States, including by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of Commerce, Bureau of Industry and Security, or the U.S. Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; or (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means any trade, economic or financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” means the Series A Preferred Stock, par value $0.00001 per share, of the Company.

“Series B Preferred Stock” means the Series B Preferred Stock, par value $0.00001 per share, of the Company.

“Series C Preferred Stock” means the Series C Preferred Stock, par value $0.00001 per share, of the Company.

“Series D Preferred Stock” means the Series D Preferred Stock, par value $0.00001 per share, of the Company.

“Series Seed Preferred Stock” means the Series Seed Preferred Stock, par value $0.00001 per share, of the Company.

“Share Repurchase Agreement” has the meaning specified in the Recitals hereto.

“Signing Filing” has the meaning specified in Section 11.12(c).

“Signing Press Release” has the meaning specified in Section 11.12(c).

“Software” means software, firmware and computer programs and applications (including source code, executable or object code, software architecture, software algorithms, data files, computerized databases, plugins, libraries, subroutines, tools and APIs) and related documentation.

“Sponsor” means A-star, a Cayman Islands limited liability company.

“Sponsor Support Agreement” means that certain Support Agreement, dated as of the date of this Agreement, by and among the Sponsor, certain individuals associated with the Sponsor, Acquiror and the Company, as amended or modified from time to time.

“Subscription Agreements” means the subscription agreements, entered into on or prior to the date hereof (as assigned or amended from time to time in accordance with their terms and this Agreement after the date of this Agreement), pursuant to which the PIPE Investment will be consummated.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning specified in Section 2.1(b).

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, assessments, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges, in each case to the extent in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(f).

“Terminating Company Breach” has the meaning specified in Section 10.1(d).

“Termination Date” has the meaning specified in Section 10.1(d).

“Title IV Plan” has the meaning specified in Section 4.12(c).

“Top Resellers” means the top five (5) resellers based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2020.

“Top Vendors” means the top ten (10) vendors based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2020.

“Trading Day” means any day on which shares of Domesticated Acquiror Common Stock are actually traded on the principal exchange or securities market on which such shares are then traded.

“Transaction Litigation” has the meaning specified in Section 8.6.

“Transaction Proposals” has the meaning specified in Section 8.2(b).

“Transfer Taxes” means any and all transfer, documentary, sales, use, real property, stamp, excise, recording, registration, value added and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Trust Account” has the meaning specified in Section 11.1.

“Trust Agreement” has the meaning specified in Section 5.10.

“Trustee” has the meaning specified in Section 5.10.

“Unaudited Financial Statements” has the meaning specified in Section 4.7(a).

“Unpaid Transaction Expenses” has the meaning specified in Section 2.4(c).

“Unvested Equity Award” has the meaning specified in Section 3.5(c).

“Warrant Agreement” means the Warrant Agreement, dated as of August 17, 2020, between Acquiror and Continental Stock Transfer & Trust Company.

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

Section 1.2      Construction.

(a)           Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)           Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d)           All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)           The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable), provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company) or Section 1.3 of the Acquiror Disclosure Letter (in the case of Acquiror) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, Article IV as qualified by the Company Disclosure Letter, or, in the case of Acquiror, Article V as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment.

Section 1.3     Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror shall mean the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

ARTICLE II

THE MERGER; CLOSING

Section 2.1     The Merger.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, and following the Domestication, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving corporation in the Merger. The Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the Merger (as so filed, the “Merger Certificate”), executed in accordance with the relevant provisions of the DGCL, such Merger to be effective as of the Effective Time.

(b)            Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the DGCL, as a wholly owned Subsidiary of Acquiror.

Section 2.2     Effects of the Merger. At and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.

Section 2.3     Closing; Effective Time.

(a)            In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall be effected by the exchange of signatures by electronic transmission, or, if such exchange is not practicable, shall take place at the offices of Cadwalader, Wickersham & Taft LLP, 200 Liberty Street, New York, NY 10281, at 10:00 a.m. (New York time) on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

(b)           Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, Acquiror, Merger Sub, and the Company shall cause the Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Merger Certificate (the “Effective Time”).

(c)           For the avoidance of doubt, the Closing and the Effective Time shall not occur prior to the completion of the Domestication, the Preferred Stock Conversion and the Employee Transactions.

Section 2.4     Closing Deliverables.

(a)            At the Closing, the Company will deliver or cause to be delivered:

(i)            to Acquiror, a certificate signed by an executive officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled;

(ii)         to Acquiror, the written resignations of all of the directors of the Company (other than those Persons identified as the initial directors of the Surviving Corporation, in accordance with the provisions of Section 2.6 and Section 7.6), effective as of the Effective Time;

(iii)           to Acquiror, the Registration Rights Agreement, duly executed by each Company Stockholder party thereto;

(iv)           to Acquiror, the Lock-Up Agreement, duly executed by the Key Holders; and

(v)            to Acquiror, a duly executed certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3) and dated as of the Closing Date, certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(b)           At the Closing, Acquiror will deliver or cause to be delivered:

(i)            to the Exchange Agent, the Aggregate Merger Consideration for further distribution to the Company’s stockholders pursuant to Section 3.2;

(ii)            to the Company, a certificate signed by an executive officer of Acquiror, dated as of the Closing Date, certifying that the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;

(iii)           to the Company, the Registration Rights Agreement, duly executed by a duly authorized representative of Acquiror;

(iv)           to the Company, the Lock-Up Agreement, duly executed by a duly authorized representative of Acquiror;

(v)            to the Company, the written resignations of all of the directors and officers of Acquiror and Merger Sub (other than those Persons identified as the initial directors of Acquiror after the Effective Time, in accordance with the provisions of Section 2.6 and Section 7.6), effective as of the Effective Time.

(c)            On the Closing Date, concurrently with the Effective Time, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, (i) all accrued Acquiror Transaction Expenses as set forth on a written statement to be delivered to the Company not less than three (3) Business Days prior to the Closing Date, and (ii) all accrued and unpaid Company Transaction Expenses (“Unpaid Transaction Expenses”) as set forth on a written statement to be delivered to Acquiror by or on behalf of the Company not less than three (3) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing and, if reasonably required by the Trustee, the certified Taxpayer Identification Numbers, of each payee; provided, that any Unpaid Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.

(d)            Immediately prior to the Closing, the Company and the Company Stockholders party thereto shall enter into the Employee Transactions pursuant to the Share Repurchase Agreements.

Section 2.5     Governing Documents.

(a)            The certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.

(b)            The certificate of incorporation and bylaws of Acquiror as of immediately prior to the Effective Time (which shall be in substantially the form attached as Exhibits A and B hereto (with such changes as may be agreed in writing by Acquiror and the Company) upon effectiveness of the Domestication), shall be the certificate of incorporation and bylaws of Acquiror from and after the Effective Time, until thereafter amended as provided therein and under the DGCL.

Section 2.6     Directors and Officers.

(a)            The directors and officers of the Company, as of immediately prior to the Effective Time, shall be the initial directors and officers of the Surviving Corporation from and after the Effective Time, each to hold office in accordance with the Governing Documents of the Surviving Corporation until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(b)            From and after the Effective Time, the Persons identified as the directors and officers of Acquiror after the Effective Time, in accordance with the provisions of Section 7.6, shall be the directors and officers (and in the case of such officers, holding such positions as set forth on Section 2.6 of the Company Disclosure Letter), respectively, of Acquiror, each to hold office in accordance with the Governing Documents of Acquiror until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

Section 2.7     Tax Free Reorganization Matters. The parties hereto intend that, for United States federal income tax purposes, the Domestication shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and Acquiror shall (and shall cause its respective Affiliates to) use reasonable best efforts to cause it to so qualify. The parties hereto intend that, for United States federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of Acquiror and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). None of the parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations. The Domestication and the Merger shall, in each case, be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code. The parties hereto shall cooperate with each other and their respective counsel to document and support the Intended Tax Treatment. In the event that the SEC requests or requires a tax opinion with respect to the Intended Tax Treatment, each party hereto shall use reasonable efforts to execute and deliver customary tax representation letters to the applicable tax advisor (or advisors) in form and substance reasonably satisfactory to the advisor (or advisors) delivering such opinion and the party delivering such tax representation letter.

ARTICLE III

EFFECTS OF THE MERGER ON THE COMPANY CAPITAL STOCK AND EQUITY AWARDS

Section 3.1     Conversion of Securities.

(a)           Immediately prior to the Effective Time, the Company shall (i) effect the Preferred Stock Conversion by causing each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into one share of Company Common Stock and (ii) cause the Employee Transactions to be effected.

(b)           At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Common Stock (other than (x) any shares of Company Common Stock subject to Company Options or Company RSUs (which shall be subject to Section 3.3), (y) any shares of Company Common Stock held in the treasury of the Company, which treasury shares shall be canceled as part of the Merger and shall not constitute “Company Common Stock” hereunder and (z) any shares of Company Common Stock held by stockholders of the Company who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL), each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (after taking into account the Preferred Stock Conversion and the Employee Transactions) shall be canceled and converted into the right to receive a number of shares of Domesticated Acquiror Common Stock equal to the product of one share of Company Common Stock multiplied by the Exchange Ratio (the aggregate number of shares of Domesticated Acquiror Common Stock into which the Company Common Stock is converted pursuant to this Section 3.1(b), the “Aggregate Merger Consideration”).

(c)           At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each share of Merger Sub Capital Stock shall be converted into a share of common stock, par value $0.0001, of the Surviving Corporation.

(d)           Notwithstanding anything in this Agreement to the contrary, no fractional shares of Domesticated Acquiror Common Stock shall be issued in the Merger. In lieu of any fractional shares of Domesticated Acquiror Common Stock to which each holder of Company Common Stock would otherwise be entitled in the Merger, the Exchange Agent (as defined below) shall round up or down to the nearest whole share of Domesticated Acquiror Common Stock, with any fractional amount of 0.5 or higher being rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

(e)           If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock, Company Preferred Stock or Acquiror Ordinary Shares shall have been changed into a different number of shares or a different class or series, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, change, share subdivision, share consolidation, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock, Company Preferred Stock or Acquiror Ordinary Shares will be appropriately adjusted to provide to the holders of Company Common Stock, Company Preferred Stock and Acquiror Ordinary Shares the same economic effect as contemplated by this Agreement; provided, however, that this Section 3.1(e) shall not be construed to permit Acquiror, the Company or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

Section 3.2     Exchange Procedures.

(a)            Prior to the Closing, Acquiror shall appoint an exchange agent (the “Exchange Agent”), reasonably acceptable to the Company, to act as the agent for the purpose of delivering the Aggregate Merger Consideration to the Company’s stockholders. At or before the Effective Time, Acquiror shall deposit with the Exchange Agent the number of shares of Domesticated Acquiror Common Stock equal to the Aggregate Merger Consideration.

(b)            As promptly as reasonably practicable after the Effective Time, Acquiror shall send or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock as of immediately prior to the Effective Time, whose Company Common Stock was converted pursuant to Section 3.1(b) into the right to receive a portion of the Aggregate Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”).

(c)            Each holder of shares of Company Common Stock that have been converted into the right to receive a portion of the Aggregate Merger Consideration, as applicable, pursuant to Section 3.1(b), shall be entitled to receive such portion of the Aggregate Merger Consideration upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.

(d)            Promptly following the date that is one (1) year after the Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Merger Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of shares of Company Common Stock as of immediately prior to the Effective Time that has not exchanged such shares of Company Common Stock for an applicable portion of the Aggregate Merger Consideration in accordance with this Section 3.2 prior to the date that is one (1) year after the Effective Time, may transfer such shares of Company Common Stock to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Merger Consideration without any interest thereupon. None of Acquiror, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.3     Treatment of Company Options and Company RSUs.

(a)           As of the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive an option under the Equity Incentive Plan relating to shares of Domesticated Acquiror Common Stock, with such option having substantially the same terms and conditions as were applicable to such Company Option under the Company Incentive Plan or the applicable award agreement, as in effect immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, an “Acquiror Option”) except that (a) such Acquiror Option shall relate to that whole number of shares of Domesticated Acquiror Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Option, multiplied by the Exchange Ratio, and (b) the exercise price per share for each such Acquiror Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code.

(b)           As of the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive an award of restricted stock units under the Equity Incentive Plan relating to Domesticated Acquiror Common Stock, with such award of restricted stock units having substantially the same terms and conditions as were applicable to such Company RSU under the Company Incentive Plan or applicable award agreement, as in effect immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, an “Acquiror RSU”), except that such Acquiror RSU shall relate to such number of shares of Domesticated Acquiror Common Stock as is equal to the product of (i) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share.

(c)           The Company shall take all necessary actions to (i) effect the treatment of Company Options and Company RSUs pursuant to Sections 3.3(a) and 3.3(b) in accordance with the Company Incentive Plan and the applicable award agreements, and (ii) terminate the Company Incentive Plan and the shares reserved thereunder as of the Effective Time.

Section 3.4     Allocation Schedule. No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to Acquiror an allocation schedule (the “Allocation Schedule”) setting forth (a) the number of shares of Company Common Stock held by each Company Stockholder (after giving effect to the Preferred Stock Conversion and the Employee Transactions), the number of shares of Company Common Stock subject to each Company Option held by each holder thereof, as well as whether each such Company Option will be an Unvested Equity Award (as defined below) as of immediately prior to the Effective Time, and, in the case of the Company Options, the exercise price thereof, as well as reasonably detailed calculations with respect to the components and subcomponents thereof and (b) the portion of the Aggregate Merger Consideration allocated to each Eligible Company Equityholder pursuant to Section 3.1(b), as well as reasonably detailed calculations with respect to the component and subcomponents thereof. The Company will review any comments to the Allocation Schedule provided by Acquiror and consider in good faith and incorporate any reasonable comments proposed by Acquiror to correct inaccuracies.

Section 3.5     Earnout.

(a)           During the Earnout Period, as additional consideration for the Merger and the other transactions contemplated hereby, promptly (but in any event within ten (10) Business Days) after the occurrence of each Earnout Triggering Event, Acquiror shall issue or cause to be issued to each Eligible Company Equityholder (in accordance with his, her or its respective Earnout Pro Rata Share) shares of Domesticated Acquiror Common Stock (the “Earnout Shares”), upon the terms and subject to the conditions set forth in this Agreement:

(i)            Upon the occurrence of Earnout Triggering Event I, a one-time issuance of an aggregate of 8,000,000 Earnout Shares; and

(ii)           Upon the occurrence of Earnout Triggering Event II, a one-time issuance of an aggregate of 6,666,667 Earnout Shares.

(b)           For the avoidance of doubt, the Eligible Company Equityholders shall be entitled to receive Earnout Shares upon the occurrence of each Earnout Triggering Event; provided, however, that each Earnout Triggering Event shall only occur once, if at all, and in no event shall the Eligible Company Equityholders be entitled to receive more than an aggregate of 14,666,667 Earnout Shares; provided, further, that Earnout Triggering Event I and Earnout Triggering Event II may be achieved at the same time or over the same overlapping Trading Days.

(c)           Notwithstanding anything in this Section 3.5 to the contrary, to the extent that any portion of the Earnout Shares that would otherwise be issuable to an Eligible Company Equityholder hereunder relates to an Acquiror Option or Acquiror RSU that was converted from a Company Option or Company RSU (as the case may be) that is not yet exercisable or remains unvested, as applicable (an “Unvested Equity Award”), as of the date that the applicable Earnout Triggering Event occurs, then in lieu of issuing such Earnout Shares, Acquiror shall instead issue to each holder of an Unvested Equity Award, as soon as practicable following the later of (i) the occurrence of the applicable Earnout Triggering Event and (ii) Acquiror’s filing of an appropriate Registration Statement for such Acquiror RSUs, an award of Acquiror RSUs for that number of shares of Domesticated Acquiror Common Stock such holder would have otherwise received if such Unvested Equity Award(s) had been vested (such Acquiror RSUs, “Earnout RSUs”). Such Earnout RSUs shall be subject to the same vesting conditions as applicable to such Unvested Equity Award. All Earnout RSUs issued hereunder shall be issued under and pursuant to the terms of the Equity Incentive Plan, and the Earnout RSU Share Reserve (as defined in the Equity Incentive Plan), for purposes of clarity, shall not reduce the Share Reserve (as defined in the Equity Incentive Plan) under the Equity Incentive Plan.

(d)            Notwithstanding anything to the contrary herein, upon the forfeiture of any Unvested Equity Awards in accordance with their terms, such Eligible Company Equityholder’s right to receive any Earnout Shares or Earnout RSUs in respect of such Unvested Equity Award shall immediately terminate.

(e)            If, during the Earnout Period, there is a Change of Control, any Earnout Shares not previously issued pursuant to Section 3.5(a) shall be issued to each Eligible Company Equityholder (in accordance with his, her or its respective Earnout Pro Rata Share), and thereafter, this Section 3.5 shall terminate and no Earnout Shares shall be issuable hereunder.

(f)            If, during the Earnout Period, (i) any liquidation, dissolution or winding up of Acquiror is initiated, (ii) any bankruptcy, dissolution or liquidation proceeding is instituted by or against Acquiror or (iii) Acquiror makes an assignment for the benefit of creditors or consents to the appointment of a custodian, receiver or trustee for all or a substantial part of its assets or properties, any Earnout Shares not previously issued pursuant to Section 3.5(a) shall be issued to each Eligible Company Equityholder (in accordance with his, her or its respective Earnout Pro Rata Share).

(g)            The Earnout Share price targets set forth in the definitions of Earnout Triggering Event I and Earnout Triggering Event II, and the number of Earnout Shares issuable in each event, as provided in this Section 3.5, shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Domesticated Acquiror Common Stock occurring on or after the Closing (other than the conversion of the Acquiror Ordinary Shares into Domesticated Acquiror Common Stock at the Closing).

(h)            No fractional Earnout Shares shall be issued pursuant to this Section 3.5. In lieu of any fractional Earnout Shares to which an Eligible Company Equityholder would otherwise be entitled, such amount of shares shall be rounded down to the nearest whole share. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

Section 3.6     Withholding. Notwithstanding any other provision of this Agreement, Acquiror, the Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement any such Taxes as may be required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by Acquiror, the Company, or the Exchange Agent, respectively). To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made and paid to the applicable Governmental Authority. Prior to Acquiror, the Company or the Exchange Agent making any deduction or withholding determined to be required under applicable Law, the parties hereto shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Section 3.7     Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive a portion of the Aggregate Merger Consideration in accordance with Section 3.1 without interest thereon, upon transfer of such shares. The Company shall provide Acquiror prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand. Except with the prior written consent of (i) Acquiror (which shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, any such demands, and (ii) the Company (which shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror and Acquiror’s Affiliates (including their respective officers, directors, employees or shareholders) shall not make any payment with respect to, or settle or compromise, any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article IV), the Company represents and warrants to Acquiror and Merger Sub as follows:

Section 4.1     Company Organization. The Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.2     Subsidiaries.

(a)            A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            The Company owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of its Subsidiaries free and clear of any Liens other than Permitted Liens. Other than as set forth on Section 4.2 of the Company Disclosure Letter, the Company does not own or have, and has not owned or had, any ownership interest in any other Person, and has no agreement or obligation to invest in any other Person.

Section 4.3     Due Authorization.

(a)            Other than the Company Stockholder Approvals, the Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no other company or corporate proceeding other than the Company Stockholder Approvals on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing and upon execution by the Company, such other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, assuming the due authorization, execution and delivery by the other parties hereto, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)           On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted resolutions (i) determining that this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including the Merger) are advisable and fair to, and in the best interests of, the Company and the Company’s stockholders, (ii) approving this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including the Merger) and (iii) approving the performance of this Agreement and the Ancillary Agreements by the Company. No other corporate action is required on the part of the Company or any of its stockholders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Merger other than the Company Stockholder Approvals.

Section 4.4     No Conflict. Subject to the receipt of the Governmental Approvals set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law, Permit or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 4.11 to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or (ii) have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

Section 4.5     Governmental Authorities; Approvals. Assuming the accuracy and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Approval”) is required on the part of the Company or its Subsidiaries, or on the part of Acquiror as a result of any Permit held (or required to be held) by the Company or its Subsidiaries, with respect to the execution or delivery of this Agreement or any of the documents to which the Company is a party contemplated hereby or the consummation of the transactions contemplated thereby, except for (i) applicable requirements of the Exchange Act, Securities Act, state securities or “blue sky” laws and the HSR Act and (ii) any Governmental Approvals required on the part of the Company or its Subsidiaries, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with, on a timely basis, any material obligation of the Company under this Agreement or the Ancillary Agreements, to consummate the transactions contemplated hereby or thereby, or to conduct the business of the Company and its Subsidiaries as currently conducted in all material respects; and (iii) the filing of the Merger Certificate in accordance with the DGCL.

Section 4.6     Capitalization of the Company.

(a)            As of the date of this Agreement, the authorized capital stock of the Company consists of 296,719,184 total shares, each with a par value of $0.00001 per share, comprised of: (i) 183,300,000 shares of Company Common Stock, of which 41,431,068 shares are issued and outstanding as of the date of this Agreement and (ii) 113,419,184 shares of Company Preferred Stock, of which (A) 28,725,920 shares have been designated Series A Preferred Stock, 28,725,920 of which are issued and outstanding as of the date of this Agreement, (B) 34,391,480 shares have been designated Series B Preferred Stock, 34,391,480 of which are issued and outstanding as of the date of this Agreement, (C) 14,468,290 shares have been designated Series C Preferred Stock, 14,468,290 of which are issued and outstanding as of the date of this Agreement, (D) 17,599,646 shares have been designated Series D Preferred Stock, 17,305,052 of which are issued and outstanding as of the date of this Agreement and (E) 18,233,848 shares have been designated Series Seed Preferred Stock, 17,918,211 of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Company Capital Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens.

(b)            As of the date of this Agreement, (i) Company Options to purchase 19,134,645 shares of Company Common Stock, (ii) Company RSUs with respect to 0 shares of Company Common Stock, (iii) Company Common Warrants to purchase 190,000 shares of Company Common Stock, and (iv) Company Series D Warrants to purchase 294,594 shares of Series D Preferred Stock are outstanding, and the Company Share Reserve Amount is equal to 4,666,449. The Company has provided to Acquiror, prior to the date of this Agreement, a true and complete list of each holder of a Company Award, including the type of Company Award, the number of shares of Company Common Stock subject thereto, vesting schedule and, if applicable, the exercise price thereof. All Company Options and Company RSUs are evidenced by award agreements in substantially the forms previously made available to Acquiror, and no Company Option or Company RSU is subject to terms that are materially different from those set forth in such forms. Each Company Option and each Company RSU was validly issued and either properly approved by, or issued pursuant to a Company Option properly approved by, the Board of Directors of the Company (or appropriate committee thereof). The Company has provided to Acquiror, prior to the date of this Agreement, a complete list of holders of Company Warrants and has provided all warrant agreements pursuant to which there are Company Warrants outstanding.

(c)           As of the date of this Agreement, except as set forth on Section 4.6(c) of the Company Disclosure Letter, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for shares of Company Capital Stock, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or the obligation to repurchase or redeem shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company. There are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of Company Capital Stock. There are no bonds, debentures or other indebtedness having the right to vote (or which are exercisable or exchangeable for, or convertible or redeemable into, securities having the right to vote) on any matter on which the Company Stockholders may vote. Except as set forth on Section 4.6(c) of the Company Disclosure Letter, the Company is not party to any stockholder agreement, voting agreement, registration rights agreement or similar agreement relating to its equity interests.

Section 4.7     Financial Statements.

(a)           Attached as Section 4.7(a) of the Company Disclosure Letter are:

(i)            true and complete copies of the audited consolidated balance sheets and statements of operations and comprehensive loss, cash flows, and stockholders’ equity of the Company and its Subsidiaries as of and for the years ended December 31, 2019 and December 31, 2018, together with the auditor’s reports thereon (the “Audited Financial Statements”); and

(ii)           true and complete copies of the unaudited condensed consolidated balance sheet and statement operations and comprehensive loss, cash flows and stockholders’ equity of the Company and its Subsidiaries as of and for the nine-month period ended September 30, 2020 (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).

(b)           Except as set forth on Section 4.7(b) of the Company Disclosure Letter, the Audited Financial Statements, the Unaudited Financial Statements and the 2020 Audited Financial Statements, when delivered pursuant to Section 6.3, in each case, (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Unaudited Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries and (iv) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c)           Neither the Company (including, to the knowledge of the Company, any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any written claim or allegation regarding any of the foregoing.

Section 4.8     Undisclosed Liabilities. Except as set forth on Section 4.8 of the Company Disclosure Letter, there is no other material liability, Indebtedness or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) required by GAAP to be included on a consolidated balance sheet of the Company and its Subsidiaries, except for liabilities, Indebtedness, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries or (c) that that have arisen in connection with the authorization, negotiation, execution or performance of this Agreement or the transactions contemplated hereby, and will be disclosed or otherwise taken into account in the notice of Unpaid Transaction Expenses to be delivered to Acquiror by the Company pursuant to Section 2.4(c).

Section 4.9     Litigation and Proceedings. In each case except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole or except as set forth on Section 4.9 of the Company Disclosure Letter, as of the date hereof (a) there are no pending or, to the knowledge of the Company, threatened, Actions, or other proceedings at law or in equity (collectively, “Legal Proceedings”), against or brought by the Company or any of the Company’s Subsidiaries or their respective properties or assets or, to the knowledge of the Company, any of their respective directors, managers, officers or employees (in their capacity as such) and (b) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries, nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to, any Governmental Order.

Section 4.10     Legal Compliance.

(a)           Each of the Company and its Subsidiaries is, and for the prior three (3) years has been, in compliance in all material respects with all applicable Laws.

(b)           The Company and its Subsidiaries maintain a program of policies, procedures, and internal controls reasonably designed and implemented to ensure compliance with applicable Laws.

(c)           For the past three (3) years, neither the Company nor any of its Subsidiaries has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.11     Contracts; No Defaults.

(a)           Section 4.11(a) of the Company Disclosure Letter contains a listing of all Contracts described in subsections (i) through (xiv) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound. True, correct and complete copies of the Contracts listed on Section 4.11(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives, together with all amendments thereto.

(i)           Any Contract with any of the Top Resellers or Top Vendors (other than sale orders, purchase orders, invoices, or statements of work entered into or used in the ordinary course of business consistent with past practice);

(ii)           all Contracts with third party manufacturers and suppliers for the manufacture and supply of products providing for minimum order quantities, minimum purchase requirements or exclusive supply, manufacturing or purchase requirements with a total annual payment or financial commitment exceeding $5,000,000 on an annual basis;

(iii)           Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries, including any agreement or commitment for future loans, credit or financing;

(iv)           Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last two (2) years;

(v)           Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property;

(vi)           Each Contract involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company (excluding, in the case of clauses (B) and (C), any wholly owned Subsidiary of the Company);

(vii)          Contracts (other than employment agreements or offer letters, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Governing Documents) between the (x) Company and its Subsidiaries, on the one hand, and (y) Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Company or any of the Company’s Subsidiaries, the members or stockholders of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or an Affiliate or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);

(viii)         Contracts with any employee or consultant of the Company or any of the Company’s Subsidiaries that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(ix)           all such Contracts that contain any covenant limiting or prohibiting the right of the Company (A) to engage in any line of business or conduct business in any geographic area, (B) to distribute or offer any of its products or services, (C) to compete with any other Person in any line of business or in any geographic area or levying a fine, charge or other payment for doing any of the foregoing or (D) to employ, hire or enter into a consultancy agreement with any Person, in each case other than provisions of non-solicitation in the ordinary course in agreements;

(x)           Each Contract, including license agreements, coexistence agreements, and agreements with covenants not to sue (but not including (A) Contracts under which the Company receives a license to use commercially available off-the-shelf software, (B) Open Source Licenses, (C) employee, contractor and consulting agreements entered into in the ordinary course, (D) nondisclosure agreements entered into in the ordinary course and (E) any other Contracts entered into in the ordinary course of business consistent with past practice (e.g., customer agreements)) pursuant to which the Company or any of the Company’s Subsidiaries (i) grants to a third Person the right to use material Intellectual Property of the Company and its Subsidiaries, (ii) covenants not to sue third Persons using any Intellectual Property of the Company or its Subsidiaries, (iii) is granted by a third Person the right to use Intellectual Property that is material to the business of the Company and its Subsidiaries or (iv) is provided a covenant not to sue the Company and its Subsidiaries by a third Person having Intellectual Property material to the business of the Company and its Subsidiaries;

(xi)           Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $10,000,000 in any calendar year;

(xii)          Any Contract that grants to any third Person (A) any “most favored nation rights” or (B) price guarantees for a period greater than one year from the date of this Agreement;

(xiii)         Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries; and

(xiv)         Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xiii) of this Section 4.11(a).

(b)            Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed pursuant to Section 4.11(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 4.11(a) and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract (which claim or notice has not been rescinded), and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.12     Company Benefit Plans.

(a)          Section 4.12(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) and any other plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority (each, without regard to materiality, a “Company Benefit Plan”). The Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) each material Company Benefit Plan (or, if not written a written summary of its material terms), including all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications (C) the most recent annual report (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.

(b)           Except as set forth on Section 4.12(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in material compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan; (iv) to the knowledge of the Company, there has not been any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan or that would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries; and (v) neither the Company nor, to the knowledge of the Company, any other “fiduciary” (as defined in Section 3(21) of ERISA) has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Benefit Plan.

(c)           No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA, Section 412 of the Code, or Section 302 of ERISA (“Title IV Plan”) and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan, Title IV Plan or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), in each case, at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(d)           With respect to each Company Benefit Plan, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(e)           No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law or (ii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(f)            Except as set forth on Section 4.12(f) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company or (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits (including Company Awards) due any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code to any current or former employee, officer or other individual service provider of the Company or a Subsidiary of the Company. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(g)           All Company Awards have been granted in accordance with the terms of the Company Incentive Plan. Each Company Option has been granted with an exercise price that is no less than the fair market value of the underlying Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, if applicable. Each Company Option is intended to either qualify as an “incentive stock option” under Section 422 of the Code or to be exempt under Section 409A of the Code. The Company has made available to Acquiror, accurate and complete copies of (i) the Company Incentive Plan, (ii) the forms of standard award agreement under the Company Incentive Plan, (iii) copies of any award agreements that materially deviate from such forms and (iv) a list of all outstanding equity and equity based awards granted under any Company Incentive Plan, together with the material terms thereof (including but not limited to grant date, exercise price, vesting terms, form of award, expiration date, and number of shares underlying such award). The treatment of Company Awards under this Agreement does not violate the terms of the Company Incentive Plan or any Contract governing the terms of such awards.

Section 4.13     Labor Relations; Employees.

(a)           Except as set forth on Section 4.13(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar agreement, no such agreement is being negotiated by the Company or any of the Company’s Subsidiaries, and no labor union or any other employee representative body, to the knowledge of the Company, has requested or has sought to represent any of the employees of the Company or its Subsidiaries. To the knowledge of the Company, there has been no labor organization activity involving any employees of the Company or any of its Subsidiaries. In the past three (3) years, there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting the Company or any Subsidiary of the Company.

(b)           Each of the Company and its Subsidiaries are, and have been for the past three (3) years, in material compliance with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(c)           In the past three (3) years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or material complaint before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement, (iii) notice of any material charge or complaint with respect to or relating to them before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any material complaint, lawsuit or other proceeding in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, and with respect to each of (i) through (v) herein, no such matters are pending or, to the knowledge of the Company, threatened.

(d)           To the knowledge of the Company, no present or former employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries’ is in violation of (i) any material restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any material restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries’ or (B) the knowledge or use of trade secrets or proprietary information.

(e)           In the past three (3) years, neither the Company nor any of the Company’s Subsidiaries has entered into a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Vice President or above. To the knowledge of the Company, in the last three (3) years, no allegations of sexual harassment, sexual misconduct or discrimination have been made against (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Vice President or above.

(f)           To the Company’s knowledge, in the past three (3) years, the Company and its Subsidiaries have been in material compliance with respect to properly classifying its and their current or former independent contractors as such and its and their current or former employees as exempt or nonexempt from wage and hour Laws.

Section 4.14     Taxes.

(a)           All income and other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b)           The Company and each of its Subsidiaries have withheld from amounts owing to any employee, independent contractor, equity interest holder, creditor or other Person all Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c)           There are no Liens for any amount of Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d)           No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unpaid except for deficiencies being contested in good faith or for which adequate reserves have been established in accordance with GAAP.

(e)           There are no Tax audits or other examinations of the Company or any of its Subsidiaries presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of (nor to the knowledge of the Company has there been) any request or threat for such an audit or other examination, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of the Company or any of its Subsidiaries.

(f)           Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes.

(g)           Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(h)           Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(i)           Neither the Company nor any of its Subsidiaries is a party to a gain recognition agreement under Section 367 of the Code that is currently in effect.

(j)           No material adjustment relating to any Tax Returns filed by or with respect to the Company or any of its Subsidiaries has been proposed in writing by any Governmental Authority which has not previously been paid in full or otherwise settled.

(k)           The Company and each of its Subsidiaries have disclosed on its Tax Returns all positions taken therein that would give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign Law).

(l)            Neither the Company nor any of its Subsidiaries is subject to any private letter ruling or closing agreement of the IRS or comparable rulings of any other Governmental Authority with respect to Taxes.

(m)           The Company has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n)           Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, exclude any material item of deduction from, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) to Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a Taxable period ending on or prior to the Closing Date, (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) any installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amounts received on or prior to the Closing Date outside the ordinary course of business, or (v) Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law)

(o)           Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(p)           No written claim has been made by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(q)           Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(r)            Neither the Company nor any of its Subsidiaries is a party to any “listed transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations.

(s)           The Company has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(t)            The Company has not taken any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

Section 4.15     Brokers’ Fees. Except as set forth on Section 4.15 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries or any of their Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.

Section 4.16     Insurance.

(a)          Section 4.16(a) of the Company Disclosure Letter sets forth a true and complete list of the material current insurance policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance and other material policies or binders maintained by the Company (the “Insurance Policies”). To the Company’s knowledge, there are no events, circumstances or other liabilities that give rise to a material claim under the Insurance Policies.

(b)          The Insurance Policies are in full force and effect as of the date of this Agreement, and all premiums due thereunder have been paid, with respect to the Company, and the limits thereunder have not been impaired, exhausted or materially diminished.

(c)          As of the date hereof, the Company has not received any written notice of cancellation of, of a material premium increase (relative to others in the industry in which the Company operates) with respect to, or of a material alteration of coverage under, any Insurance Policy. To the Company’s knowledge, all of the Insurance Policies (i) are valid and binding in accordance with their terms and (ii) have not been subject to any lapse in coverage. There are no material claims related to the Company or the assets, business, operations, employees, officers and directors of the Company pending under any such Insurance Policies as to which coverage has been denied or disputed or in respect of which there is an outstanding reservation of rights.

Section 4.17     Permits.

(a)          The Company and its Subsidiaries have obtained, and maintain, all material Permits necessary to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted in all material respects. Each material Permit held by the Company or any of the Company’s Subsidiaries is valid, binding and in full force and effect. Neither the Company nor any of its Subsidiaries (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) in any material respect of any term, condition or provision of any material Permit to which it is a party, (b) is or has been the subject of any pending or, to the Company’s knowledge, threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any Permit; or (c) has received any written notice that any Governmental Authority that has issued any Permit intends to cancel, terminate, or not renew any such Permit.

(b)          Section 4.17(b) of the Company Disclosure Schedule sets for a true, correct and complete list of material Permits held by the Company or its Subsidiaries (other than Permits pursuant to Environmental Laws).

Section 4.18     Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

Section 4.19     Real Property.

(a)           Section 4.19 of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i)            The Company or one of its Subsidiaries holds a good and valid leasehold estate in, and enjoys peaceful and undisturbed possession of, such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii)           The Company’s and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed.

(iii)           The Company and its Subsidiaries have delivered to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in the Leased Real Property by or to the Company and its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”).

(iv)           The Company and its Subsidiaries are in material compliance with all Liens, encumbrances, easements, restrictions, and other matters of record affecting the Leased Real Property, and neither the Company nor any of the Company’s Subsidiaries has received any written notice alleging any default or breach under any of such Liens, encumbrances, easements, restrictions, or other matters and, to the knowledge of the Company, no default or breach, nor any event that with notice or the passage of time would result in a default or breach, by any other contracting parties has occurred thereunder. To the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.

(v)           As of the date of this Agreement, no party, other than the Company or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.

(vi)          Neither the Company nor any of its Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

(b)           None of the Company or any of its Subsidiaries owns any land (“Owned Land”).

Section 4.20     Intellectual Property.

(a)          Section 4.20(a) of the Company Disclosure Letter lists each item of Intellectual Property that is registered and applied-for with a Governmental Authority and is owned by the Company or any of the Company’s Subsidiaries as of the date of this Agreement, whether applied for or registered in the United States or internationally as of the date of this Agreement that consists of: (i) issued Patents and Patent applications, (ii) Trademark registrations and applications and material unregistered Trademarks, (iii) Copyright registrations and applications, and (iv) internet domain names and social network service accounts of the Company (“Company Registered Intellectual Property”). The Company or one of the Company’s Subsidiaries is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property, and, to the knowledge of the Company, all such Company Registered Intellectual Property is (A) subsisting and (B), excluding any pending applications included in the Company Registered Intellectual Property, valid and enforceable. Section 4.20(a)(v) of the Company Disclosure Letter lists the Software that is owned by the Company or its Subsidiaries and material to the business of the Company and its Subsidiaries. Neither the Company nor its Subsidiaries has granted any third Person any right to control the prosecution or registration of any Company Registered Intellectual Property, or to commence, defend or otherwise control any claim with respect to any Company Registered Intellectual Property.

(b)          Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens) and adverse interests of other Persons (including current or former employees, third-party agents and contractors) all Intellectual Property and Software owned by the Company or its Subsidiaries and necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted immediately prior to the Effective Time. To the knowledge of the Company, the Company or one of its Subsidiaries has a valid right to use all Intellectual Property and Software necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted immediately prior to the Effective Time. Except as set forth in Section 4.20(b) of the Company Disclosure Letter, none of the Intellectual Property owned by the Company or its Subsidiaries, and to the knowledge of the Company, none of the other Intellectual Property material to the business of the Company and its Subsidiaries is subject to: (i) any proceeding before, outstanding order, writ, or injunction of or stipulation with any Governmental Authority; or (ii) any Contract entered into in settlement of such a proceeding, restricting the use, transfer, licensing or exploitation by the Company or its Subsidiaries. The Company and its Subsidiaries has not granted any exclusive licenses to or exclusive rights under any Intellectual Property owned by the Company or its Subsidiaries.

(c)        The Company and its Subsidiaries have not within the three (3) years preceding the date of this Agreement infringed upon, misappropriated or otherwise violated and are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person, and there is no Action pending to which the Company or any of the Company’s Subsidiaries is a named party, or to the knowledge of the Company, that is threatened in writing, alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person; provided that the foregoing representation is made to the knowledge of the Company with respect to Patents.

(d)          Except as set forth on Section 4.20(d) of the Company Disclosure Letter, to the knowledge of the Company as of the date of this Agreement (i) no Person is infringing upon, misappropriating or otherwise violating any material Intellectual Property of the Company or any of the Company’s Subsidiaries in any material respect, and (ii) the Company and its Subsidiaries have not sent to any Person within the three (3) years preceding the date of this Agreement any written notice, charge, complaint, claim or other written assertion against any third Person claiming infringement or violation by or misappropriation of any Intellectual Property of the Company or any of the Company’s Subsidiaries.

(e)          Each current and former employee, consultant and independent contractor of the Company or any of the Company’s Subsidiaries that has invented, created, developed or reduced to practice any Intellectual Property owned by the Company or its Subsidiaries (each, a “Contributor”) (i) has executed a valid, enforceable, written agreement substantially in the form provided to Acquiror that (A) assigns to the Company or its Subsidiaries all right, title and interest in and to any and all Intellectual Property relating to the business of the Company or its Subsidiaries that is invented, created, developed or reduced to practice by such Contributor in the course of his, her or its activities for the Company or its Subsidiaries or using the resources of the Company or its Subsidiaries (except for moral rights for which the Company or its Subsidiaries has received a waiver) and (B) contains commercially reasonable provisions designed to prevent unauthorized disclosure of the Company’s (or its Subsidiaries’) Trade Secrets or (ii) with respect to employees of the Company or any of the Company’s Subsidiaries, did so within the scope of his or her employment such that, subject to and in accordance with applicable Law, all Intellectual Property arising therefrom became the exclusive property of the Company. To the knowledge of the Company, no party to such written agreements has breached or violated the terms thereof or has attempted or threatened to challenge the enforceability, scope or applicability of any such agreement. No Intellectual Property owned by the Company (or its Subsidiaries) was invented, created, developed or reduced to practice by a Contributor of the Company (or its Subsidiaries) prior to such Contributor’s employment by the Company (or its Subsidiaries) and has not been assigned to the Company or its Subsidiaries pursuant to a written agreement, copies of which agreements have been provided to Acquiror.

(f)          The Company and its Subsidiaries take commercially reasonable measures to protect the confidentiality of Trade Secrets included in their Intellectual Property that are material to the business of the Company and its Subsidiaries. To the knowledge of the Company, in the three (3) years prior to the date of this Agreement, there has not been any material unauthorized disclosure of or unauthorized access to any Trade Secrets of the Company or any of the Company’s Subsidiaries to or by any Person in a manner that has resulted or may result in the misappropriation of, or loss of Trade Secret or other rights in and to such information.

(g)          No current or former Affiliate, partner, director, stockholder, officer, consultant or employee of the Company or its Subsidiaries will, after giving effect to the Agreement, own or retain any rights to use or otherwise exploit any of the Intellectual Property owned by the Company or its Subsidiaries. The consummation of the transactions contemplated by this Agreement will not (i) result in the loss or impairment of or payment of any additional amounts with respect to, require the consent of any other Person in respect of, nor give rise to any right of any Person to terminate or alter, the Company’s (or its Subsidiaries’) right to own, use, or hold for use any Intellectual Property presently owned by, used or held for use by the Company or its Subsidiaries in the conduct of their business, (ii) violate or result in the breach, modification, cancellation, acceleration, termination or suspension of any of the material Intellectual Property licenses of the Company or its Subsidiaries, or (iii) result in the violation of any applicable Personal Information Laws and Policies (as defined below). Following the Closing Date, the Company and its Subsidiaries will be permitted to exercise rights under all Intellectual Property licenses used in the business of the Company or its Subsidiaries to the same extent as the Company and its Subsidiaries had immediately prior to the Closing Date. Neither this Agreement nor the transactions contemplated hereby will result in (A) any Person being granted rights or access to, or the placement in or release from escrow of, any source code, (B) Acquiror or the Company (or its Subsidiaries) being obligated to grant to any Person any right in any Intellectual Property, (C) Acquiror, the Company or any of the Company’s Subsidiaries being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (D) Acquiror, the Company or any of the Company’s Subsidiaries being obligated to pay any royalties or other amounts to any Person in excess of those payable by Company or its Subsidiaries prior to the Closing Date.

(h)           With respect to the Software used or held for use in the business of the Company and its Subsidiaries, to the knowledge of the Company, no such Software contains any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other Software or information or data (or any parts thereof) of the Company or its Subsidiaries or customers of the Company and its Subsidiaries.

(i)            The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable procedures to protect its information technology systems from (i) the inclusion of any device or feature designed to permit unauthorized access, disrupt, disable or otherwise harm, damage or impair Software, hardware or data and (ii) unauthorized access, use, modification or other misuse.

(j)            No funding, facilities or personnel of any Governmental Authority, university, college, other educational institution or research center, was used in the invention, creation, development or reduction to practice of any Intellectual Property owned by the Company or its Subsidiaries. The Company and its Subsidiaries (i) have not (nor have been) a member of, (ii) have not made any submission or made any suggestion to, and (iii) have not been (nor have ever been) subject to any Contract with, any standard setting organizations, standards body or other entity that, in the case of clause (i), (ii) or (iii) above, obligates the Company or its Subsidiaries to grant licenses to or otherwise impair or limit its control of its Intellectual Property rights.

(k)           Section 4.20(k) of the Company Disclosure Letter lists all Open Source Materials embedded in any product or service of the Company or any of its Subsidiaries. The Company’s and its Subsidiaries’ use and distribution of (i) Software developed by the Company or any Subsidiary, and (ii) Open Source Materials, is in material compliance with all Open Source Licenses applicable thereto. None of the Company or any Subsidiary of the Company has used any Open Source Materials in a manner that requires any Software or Intellectual Property owned by the Company or any of the Company’s Subsidiaries, to be subject to Copyleft Licenses.

(l)            None of the Company, its Subsidiaries, or any other Persons acting on their behalf, has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Persons, or permitted the disclosure for delivery to any escrow agent or other Person of, any source code for any (i) product offered by, or (ii) Intellectual Property owned by, the Company or its Subsidiaries, except for disclosures to employees, contractors or consultants under written agreements that prohibit use or disclosure except in the performance of services to the Company or its Subsidiaries.

Section 4.21     Privacy. The Company and its Subsidiaries maintain and are in compliance in material respects with, and during the three (3) years preceding the date of this Agreement have maintained and been in material compliance with, (i) all applicable Laws relating to the privacy and/or security of personal information, (ii) the Company’s and its Subsidiaries’ posted or publicly facing policies, and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning cybersecurity, personal information and data privacy and security and the security of the Company’s and each of its Subsidiaries’ information technology systems (collectively, (i)-(iii), “Personal Information Laws and Policies”), in each case of (i)-(iii) above, other than any non-compliance that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries. The Company and its Subsidiaries have implemented and maintained a system of controls sufficient to provide reasonable confidence that the Company and its Subsidiaries comply in all material respects with all applicable Personal Information Laws and Policies, and the Company and its Subsidiaries have not used personal information from any Person in a manner that would violate the applicable Personal Information Laws and Policies for such Person. There are no Actions by any Person (including any Governmental Authority) pending to which the Company or any of the Company’s Subsidiaries is a named party or, to the knowledge of the Company, threatened in writing against the Company or its Subsidiaries alleging a violation of any Personal Information Laws and Policies. During the three (3) years preceding the date of this Agreement, neither the Company nor any Subsidiary of the Company has received any written notice from any Person (including any Governmental Authority) relating to an alleged violation of Personal Information Laws and Policies.

Section 4.22     Information Technology Systems and Cybersecurity.

(a)          The Company’s information technology systems: (i) operate and perform in accordance with their documentation and functional specifications and otherwise as required by the Company for the operation of its business as currently conducted and (ii) to the knowledge of the Company, are free from bugs and other defects, in each case, except as would not be material to the business of the Company and its Subsidiaries, taken as a whole.

(b)          The Company has implemented, with respect to its information technology systems, commercially reasonable backup, security and disaster recovery technology consistent with generally accepted industry practices, and takes commercially reasonable and legally compliant measures designed to protect confidential, sensitive or personally identifiable information in its possession or control against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards.

(c)          To the knowledge of the Company, in the three (3) years prior to the date of this Agreement, (i)(A) there has been no security breach or unauthorized access to the information technology systems that resulted in the unauthorized use, misappropriation, modification, encryption, corruption, disclosure or transfer of any information or data contained therein, in each case, that has resulted in, or is reasonably likely to result in, material liability to the Company and (B) there has been no disruption in any information technology systems that materially affected the business of the Company and its Subsidiaries, taken as a whole, and (ii) the Company has not received any written notice or complaint from any Person (including any Governmental Authority) with respect to any of the foregoing, nor has any such notice or complaint, to the knowledge of the Company, been threatened against the Company or any of the Company’s Subsidiaries.

(d)          Except as set forth Section 4.22(d) of the Company Disclosure Letter, to the knowledge of the Company, there are no defects, malfunctions or nonconformities in any of the commercially available products of the Company or its Subsidiaries which have or would be reasonably likely to materially disrupt their commercial availability, except for such defects, malfunctions or nonconformities that can be fixed in the ordinary course of business.

Section 4.23     Environmental Matters.

(a)          The Company and its Subsidiaries are and, except for matters which have been fully resolved, for the past three (3) years have been in material compliance with all Environmental Laws.

(b)          There has been no release of any Hazardous Materials by the Company or its Subsidiaries (i) at, in, on or under any Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations off-site of the Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned or Leased Real Property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent or disposed of, which, in the case of each of (i) and (ii), would reasonably be expected to result in material liability to the Company or its Subsidiaries under Environmental Laws.

(c)          Neither the Company nor its Subsidiaries are subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, remediation, removal or cleanup of Hazardous Materials.

(d)          No material Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws.

(e)          The Company has made available to Acquiror all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any material non-compliance of the Company or any of the Company’s Subsidiaries with, or material liability of the Company or any of the Company’s Subsidiaries under, Environmental Law, which, in each case, are in the Company’s possession.

Section 4.24     Absence of Changes. From the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, (a) except in connection with the transactions contemplated hereby, the Company and its Subsidiaries have conducted their business in all material respects in the ordinary course of business, consistent with past practice, and (b) there has not been any Company Material Adverse Effect.

Section 4.25     Anti-Corruption Compliance.

(a)          For the past three (3) years, to the knowledge of the Company, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, or employee acting on behalf of the Company or any of the Company’s Subsidiaries, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.

(b)          To the knowledge of the Company, as of the date hereof, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

Section 4.26     Anti-Money Laundering, Sanctions and International Trade Compliance.

(a)          The Company and its Subsidiaries (i) are, and have been for the past three (3) years, in compliance in all material respects with all Anti-Money Laundering Laws, International Trade Laws and Sanctions Laws, and (ii) have obtained all material required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any Anti-Money Laundering Laws, International Trade Laws or Sanctions Laws or any Export Approvals.

(b)          Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or to the knowledge of the Company, employees or any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons while acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past five (5) years, been a Sanctioned Person or (ii) has transacted business directly or indirectly with any Sanctioned Person or in any Sanctioned Country.

Section 4.27     Information Supplied. None of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Acquiror Shareholders or at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.28     Resellers and Vendors.

(a)           Section 4.28(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the Top Resellers based, in each case, on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2020.

(b)           Except as set forth on Section 4.28(b) of the Company Disclosure Letter, none of the Top Resellers has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Resellers is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

(c)           Section 4.28(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the Top Vendors based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2020.

(d)           Except as set forth on Section 4.28(d) of the Company Disclosure Letter, none of the Top Vendors has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries, and to the knowledge of the Company, none of the Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

Section 4.29     Government Contracts. Except as set forth on Section 4.29 of the Company Disclosure Letter, the Company is not party to: (i) any Contract, other than an individual task order, delivery order, purchase order, basic ordering agreement, agreement to standard terms of service, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (ii) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. Neither the Company nor any of its Subsidiaries have provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.

Section 4.30     No Additional Representation or Warranties. Except as provided in this Article IV, neither the Company nor any of its Subsidiaries or Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or Merger Sub or their Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as set forth in (i) in the case of Acquiror, any Acquiror SEC Filings filed or furnished at least one (1) Business Day prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature, (b) any exhibits or other documents appended thereto and (c) any matters required to be disclosed for purposes of Section 5.1 (Acquiror Organization), Section 5.2 (Due Authorization), Section 5.10 (Trust Account), Capitalization of Acquiror (Section 5.14) and Section 5.15 (Brokers’ Fees)), or (ii) in the case of Acquiror and Merger Sub, in the disclosure letter delivered by Acquiror and Merger Sub to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article V), Acquiror and Merger Sub represent and warrant to the Company as follows:

Section 5.1     Acquiror Organization. Each of Acquiror and Merger Sub has been duly incorporated, organized or formed and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Acquiror’s Governing Documents and the Governing Documents of Merger Sub, in each case, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby. All of the equity interests of Merger Sub are held directly by Acquiror. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to Acquiror.

Section 5.2     Due Authorization. (a) Each of Acquiror and Merger Sub has all requisite corporate power and authority to (x) execute and deliver this Agreement and the documents contemplated hereby, and (y) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the Board of Directors of Acquiror and by Acquiror as the sole stockholder of Merger Sub and (ii) determined by the Board of Directors of Acquiror as advisable to and in the best interests of Acquiror and recommended for approval by the Acquiror Shareholders. No other company proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement and the documents contemplated hereby (other than the Acquiror Shareholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror and Merger Sub, and this Agreement constitutes, assuming the due authorization, execution and delivery by the other parties hereto, and at or prior to the Closing, the other documents contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)           Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present:

(i)            each of those Transaction Proposals identified in clauses (A), (B), (C) and (D) of Section 8.2(b) shall require approval by an affirmative vote of the holders of at least two-thirds of the outstanding Acquiror Ordinary Shares entitled to vote who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose; and

(ii)           each of those Transaction Proposals identified in clauses (E), (F), (G), (H), (I), and (J) of Section 8.2(b), in each case, shall require approval by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Ordinary Shares entitled to vote who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents and as required by NYSE regulations) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose;

(c)           The foregoing votes are the only votes of any of Acquiror’s share capital necessary in connection with entry into this Agreement by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby, including the Closing.

(d)           At a meeting duly called and held, the Board of Directors of Acquiror has unanimously approved the transactions contemplated by this Agreement as a Business Combination.

Section 5.3    No Conflict. Subject to the Acquiror Shareholder Approval and receipt of the Governmental Approvals set forth in Section 5.7, the execution and delivery of this Agreement by Acquiror and Merger Sub and the other documents contemplated hereby by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement or (ii) be material to Acquiror.

Section 5.4       Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against or brought by Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon Acquiror or Merger Sub, nor are any assets of Acquiror’s or Merger Sub’s respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. As of the date hereof, each of Acquiror and Merger Sub is in compliance with all applicable Laws in all material respects. For the past three (3) years, Acquiror and Merger Sub have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.

Section 5.5      SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since August 20, 2020, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.6        Internal Controls; Listing; Financial Statements.

(a)           Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Since August 20, 2020, Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.

(b)           Since August 20, 2020, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange (the “NYSE”). The Acquiror Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the NYSE. There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Ordinary Shares or prohibit or terminate the listing of Acquiror Class A Ordinary Shares on the NYSE.

(c)           The Acquiror SEC Filings contain true and complete copies of the unaudited condensed balance sheet as of September 30, 2020, and condensed statement of operations, cash flow and shareholders’ equity of Acquiror for the period from June 24, 2020 (inception) through September 30, 2020 (the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements (i) fairly present in all material respects the consolidated financial position of Acquiror, as at the date thereof, and the consolidated results of operations and consolidated cash flows for the period then ended (subject to normal year-end adjustments and the inclusion of limited footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and subject to normal year-end adjustments and the inclusion of limited footnotes), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(d)           There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)           Neither Acquiror (including, to the knowledge of Acquiror, any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any written claim or allegation regarding any of the foregoing.

Section 5.7      Anti-Corruption Compliance.

(a)           To the knowledge of Acquiror, neither Acquiror nor, to the knowledge of Acquiror, any director, officer, or employee acting on behalf of Acquiror, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.

(b)           To the knowledge of Acquiror, as of the date hereof, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to Acquiror.

Section 5.8      Anti-Money Laundering, Sanctions and International Trade Compliance.

(a)           Acquiror is in compliance in all material respects with all Anti-Money Laundering Laws, International Trade Laws and Sanctions Laws. There are no pending or, to the knowledge of Acquiror, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against Acquiror related to any Anti-Money Laundering Laws, International Trade Laws or Sanctions Laws.

(b)           Neither Acquiror nor any of its directors or officers, or to the knowledge of Acquiror, employees or any of Acquiror’s respective agents, representatives or other Persons while acting on behalf of Acquiror, (i) is, or has during the past five (5) years, been a Sanctioned Person or (ii) has transacted business directly or indirectly with any Sanctioned Person or in any Sanctioned Country.

Section 5.9     Governmental Authorities; Approvals. Assuming the accuracy and completeness of the representations and warranties of the Company contained in this Agreement, no Governmental Approval is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or any of the documents to which Acquiror or Merger Sub is a party that are contemplated hereby, or the consummation of the transactions contemplated hereby and thereby, except for (i) applicable requirements of the Exchange Act, the Securities Act, state securities or “blue sky” laws and the HSR Act, (ii) in connection with the Domestication, the applicable requirements and required approval of the Cayman Registrar, (iii) as disclosed on Section 5.7 of the Acquiror Disclosure Letter or Section 4.5 of the Company Disclosure Letter and (iv) the filing of the Merger Certificate in accordance with the DGCL.

Section 5.10    Trust Account. As of the date of this Agreement, Acquiror has at least $215,000,000.00 in the Trust Account (including, if applicable, an aggregate of approximately $7,525,000.00 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of August 17, 2020, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding Acquiror Class A Ordinary Shares sold in Acquiror’s initial public offering who shall have elected to redeem their Acquiror Class A Ordinary Shares pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. Since August 17, 2020, Acquiror has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) with respect to all Acquiror Share Redemptions, each in accordance with the terms of and as set forth in the Trust Agreement, Acquiror shall have no further obligation under either the Trust Agreement or the Governing Documents of Acquiror to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the Effective Time, no Acquiror Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Shareholder is exercising an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror or Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror and Merger Sub on the Closing Date.

Section 5.11    Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.12     Absence of Changes. Since August 17, 2020, (a) there has not been any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement and (b) except as set forth in Section 5.12 of the Acquiror Disclosure Letter, Acquiror and Merger Sub have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

Section 5.13      No Undisclosed Liabilities. Except for any fees and expenses payable by Acquiror or Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby, there is no material liability, Indebtedness or obligation of or claim or judgment against Acquiror or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) required by GAAP to be included on a consolidated balance sheet of Acquiror and Merger Sub, except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in the Acquiror SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror and Merger Sub, or (iii) which would not be, or would not reasonably be expected to be, material to Acquiror.

Section 5.14      Capitalization of Acquiror. (a) As of the date of this Agreement, the authorized share capital of Acquiror is $22,100.00 divided into (i) 200,000,000 Acquiror Class A Ordinary Shares, 21,500,000 of which are issued and outstanding as of the date of this Agreement, (ii) 20,000,000 Acquiror Class B Ordinary Shares, 5,375,000 of which are issued and outstanding as of the date of this Agreement, and (iii) 1,000,000 preference shares, par value $0.0001, of which no shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii) collectively, the “Acquiror Securities”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b)          All holders of Acquiror Class B Ordinary Shares have irrevocably waived any anti-dilution adjustment as to the ratio by which Acquiror Class B Ordinary Shares convert into Acquiror Class A Ordinary Shares or any other measure with an anti-dilutive effect, in any case, that results from or is related to the transactions contemplated by this Agreement. Subject to the terms of conditions of the Warrant Agreement, the Acquiror Warrants will be exercisable (after giving effect to the Domestication and Merger) for one share of Domesticated Acquiror Common Stock at an exercise price of eleven Dollars and fifty cents ($11.50) per share. As of the date of this Agreement, 5,375,000 Acquiror Public Warrants and 3,150,000 Acquiror Private Placement Warrants are issued and outstanding. The Acquiror Warrants are not exercisable until the later of (x) August 20, 2021 and (y) thirty (30) days after the Closing. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Subscription Agreements, Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities. Except as disclosed in the Acquiror SEC Filings and except for the Subscription Agreements and the Registration Rights Agreement, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Acquiror Ordinary Shares, Domesticated Acquiror Common Stock or any other equity interests of Acquiror.

(c)              Except as contemplated by this Agreement or the other documents contemplated hereby, and other than in connection with the PIPE Investment, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.

(d)              The Aggregate Merger Consideration, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.

(e)              On or prior to the date of this Agreement, Acquiror has entered into Subscription Agreements, in substantially the form attached to Section 5.14(e) of the Acquiror Disclosure Letter, with PIPE Investors pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from Acquiror, shares of Domesticated Acquiror Common Stock for a PIPE Investment Amount of at least $210,000,000.00. Such Subscription Agreements are in full force and effect with respect to, and binding on, Acquiror and, to the knowledge of Acquiror, on each PIPE Investor party thereto, in accordance with their terms.

(f)              Acquiror has no Subsidiaries apart from Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.15      Brokers’ Fees. Except fees listed on Section 5.15 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 5.16      Indebtedness. Neither Acquiror nor Merger Sub has any Indebtedness.

Section 5.17      Taxes.

(a)              All income and other material Tax Returns required to be filed by or with respect to Acquiror or Merger Sub have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects and all material amounts of Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b)              Acquiror has withheld from amounts owing to any employee, independent contractor, equity interest holder, creditor or other Person all Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c)              There are no Liens for any material amount of Taxes (other than Permitted Liens) upon the property or assets of Acquiror or Merger Sub.

(d)              No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror or Merger Sub that remains unpaid except for deficiencies being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e)              No material Tax audit or other examination of Acquiror or Merger Sub is presently in progress, nor has Acquiror been notified in writing of (nor to the knowledge of Acquiror has there been) any request or threat for such an audit or other examination, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of Acquiror or Merger Sub.

(f)              No written claim has been made by any Governmental Authority where Acquiror or Merger Sub does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(g)              Acquiror is not a party to any “listed transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations.

(h)              Acquiror has not taken any action, nor to the knowledge of Acquiror are there any facts or circumstances, that would reasonably be expected to prevent either the Domestication or the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

Section 5.18      Business Activities.

(a)            Since formation, neither Acquiror or Merger Sub have conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror or Merger Sub.

(b)            Except for Merger Sub and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c)            Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d)        As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), neither Acquiror nor Merger Sub are party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $100,000 in the aggregate with respect to any individual Contract, other than Acquiror Transaction Expenses. As of the date hereof, there are no amounts outstanding under any Working Capital Loans.

Section 5.19     NYSE Stock Market Quotation. The Acquiror Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the NYSE under the symbol “AONE”. The Acquiror Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “AONE WS”. Acquiror is in compliance with the rules of the NYSE and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Ordinary Shares or Acquiror Warrants or terminate the listing of Acquiror Class A Ordinary Shares or Acquiror Public Warrants on the NYSE. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Ordinary Shares or Acquiror Public Warrants under the Exchange Act except as contemplated by this Agreement.

Section 5.20    Registration Statement, Proxy Statement and Proxy Statement/Registration Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b) and/or Section 14A, the date the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to the Acquiror Shareholders and certain of the Company’s stockholders, as applicable, and at the time of the Acquiror Shareholders’ Meeting, the Proxy Statement/Registration Statement and the Proxy Statement, as applicable (together with any amendments or supplements thereto), will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary herein, Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.

Section 5.21      No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror and Merger Sub, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement.

Section 5.22      No Additional Representation or Warranties. Except as provided in this Article V, neither Acquiror nor Merger Sub nor any their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company and its advisors, have made their own investigation of Acquiror, Merger Sub and their respective Subsidiaries and, except as provided in this Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror, Merger Sub or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror, Merger Sub and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror, Merger Sub or any of their Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

ARTICLE VI

COVENANTS OF THE COMPANY

Section 6.1        Conduct of Business.

(a)          From and after the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article VI (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as contemplated by this Agreement or the Ancillary Agreements, as required by Law, as set forth on Section 6.1(a) of the Company Disclosure Letter, or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use commercially reasonable efforts to (i) operate the business of the Company in the ordinary course of business consistent with past practice in all material respects (ii) preserve intact the current business organization and ongoing businesses of the Company and its Subsidiaries, (iii) maintain the existing material business relations of the Company and its Subsidiaries and (iv) keep available the services of its present officers and other key employees; provided, that, notwithstanding anything to the contrary in this Agreement, the Company or any of its Subsidiaries may take any action, including the establishment of any (or maintenance of any existing) policy, procedure or protocol, in order to respond to the impact of COVID-19 or comply with any applicable COVID-19 Measures; provided, further, in each case, that (A) such actions are reasonably necessary, taken in good faith and taken to preserve the continuity of the business of the Company and its Subsidiaries and/or the health and safety of their respective employees, and (B) the Company shall, to the extent reasonably practicable, inform Acquiror of any such actions prior to the taking thereof and shall consider in good faith any suggestions or modifications from Acquiror with respect thereto; provided, further, that in no event shall the Company’s compliance with Section 6.1(b) constitute a breach of this Section 6.1(a).

(b)         Without limiting the generality of the foregoing, except as set forth on Section 6.1(b) of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed) the Company shall not, and the Company shall cause its Subsidiaries not to, except as contemplated by this Agreement or the Ancillary Agreements or required by Law:

(i)            change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries or form or cause to be formed any new Subsidiary of the Company;

(ii)           make or declare any dividend or distribution to the stockholders of the Company or make any other distributions in respect of any of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except dividends and distributions by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company;

(iii)       split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction;

(iv)          purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries, except for (A) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests, or (B) transactions between the Company and any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company or (C) the Employee Transactions with the Company Stockholders identified in Section 6.1(b)(iv) of the Company Disclosure Letter on the financial terms set forth therein;

(v)            enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 4.11 or Section 4.29 of the Company Disclosure Letter or any Real Property Lease, other than entry into such agreements in the ordinary course of business consistent with past practice or as required by Law;

(vi)        sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, including the Leased Real Property, except for (A) dispositions of obsolete or worthless equipment, (B) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries and (C) transactions in the ordinary course of business consistent with past practice;

(vii)           acquire any ownership interest in any real property, other than in the ordinary course of business;

(viii)       except as otherwise required by existing Company Benefit Plans, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any non-officer employee in the ordinary course of business consistent with past practice, (ii) make any change in the key management structure of the Company or any of the Company’s Subsidiaries, or hire or terminate the employment of employees of the Company or any of the Company’s Subsidiaries at any level above Vice President, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan, (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries;

(ix)          acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof, other than any such transaction (A) in which the aggregate consideration does not exceed, individually or in the aggregate, $15,000,000 or (B) that is not reasonably expected to individually or in the aggregate, materially impair or delay the ability of the Company to perform its obligations hereunder;

(x)           (A) make, change or revoke any material Tax election in respect of any Taxes, (B) amend, modify or otherwise change any filed Tax Return, (C) adopt or request permission of any Governmental Authority to change any accounting method in respect of any material Taxes, (D) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) with any Governmental Authority, (E) settle any claim or assessment in respect of any Taxes, (F) knowingly surrender or allow to expire any right to claim a refund of any Taxes, (G) prepare or file any Tax Return inconsistent with applicable Laws and the past practices of the Company and its Subsidiaries, or (H) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any Taxes;

(xi)           take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

(xii)           (i) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or guaranty any debt securities of another Person, other than any Indebtedness or guarantee incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly-owned Subsidiaries; or (ii) discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceed $10,000,000, except as otherwise contemplated by this Agreement or as such obligations become due;

(xiii)         issue any additional shares of Company Capital Stock or securities exercisable for or convertible into Company Capital Stock, except for issuances of Company Capital Stock pursuant to the (A) exercise of Company Options or the settlement of Company RSUs under the Company Incentive Plan and applicable award agreement in accordance with their terms as in effect as of the date of this Agreement or (B) the exercise of warrants to purchase Company Capital Stock or the conversion of any Company Capital Stock in accordance with its terms as in effect as of the date of this Agreement, in each case, that are outstanding as of the date hereof, or grant any additional equity or equity-based compensation;

(xiv)         adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Merger);

(xv)           other than with respect to any Legal Proceedings set forth in Section 6.1(b)(xv) of the Company Disclosure Letter, waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $2,000,000 individually and less than $4,000,000 in the aggregate;

(xvi)          grant to, or agree to grant to, any Person rights to any Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole, or sell, lease, license (other than licenses to Intellectual Property granted by the Company or any of the Company’s Subsidiaries in the ordinary course of business consistent with past practice), abandon or permit to lapse or become subject to a Lien (other than a Permitted Lien) or otherwise dispose of, any rights to any Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole, disclose or agree to disclose to any Person (other than Acquiror) any Trade Secret other than grants of non-exclusive licenses to customers in the ordinary course of business, fail to diligently prosecute any application for the Company or its Subsidiaries’ Patents, Trademarks and Copyrights, fail to exercise a right of renewal, or grant, extend, waive, amend or modify (except as required in the diligent prosecution of the Intellectual Property owned by the Company or its Subsidiaries), except for the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period) or in the reasonable exercise of the Company’s or any of its Subsidiaries’ business judgment as to the costs and benefits of maintaining the item;

(xvii)        make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on Section 6.1(b)(xvii) of the Company Disclosure Letter, in the aggregate;

(xviii)       limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person, in each case, except where such limitation does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the operation of the businesses of the Company and its Subsidiaries, taken as a whole, in the ordinary course of business consistent with past practice;

(xix)          make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(xx)           enter into any agreement to do any action prohibited under this Section 6.1(b).

Section 6.2      Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided, that to the extent reasonably possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), (a) the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period for the purpose of consummating the transactions contemplated hereby, during normal business hours and with reasonable advance notice, subject to any COVID-19 Measures, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request for the purpose of consummating the transactions contemplated hereby; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company.

Section 6.3    Preparation and Delivery of Additional Company Financial Statements. As soon as reasonably practicable after the date hereof, the Company shall deliver to Acquiror the audited balance sheets and statement of operations and comprehensive loss, cash flows and changes in temporary and permanent equity of the Company and its Subsidiaries as of and for the twelve (12)-month period ended December 31, 2020, together with the auditor’s reports thereon (the “2020 Audited Financial Statements”), which shall comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such 2020 Audited Financial Statements, the representations and warranties set forth in Section 4.7 shall be deemed to apply to the 2020 Audited Financial Statements with the same force and effect as if made as of the date of this Agreement.

Section 6.4      Affiliate Agreements. All Affiliate Agreements set forth on Section 6.4 of the Company Disclosure Letter shall be terminated or settled, at or prior to the Closing, without further liability to Acquiror, the Company or any of the Company’s Subsidiaries.

Section 6.5   Acquisition Proposals. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Company and its Subsidiaries shall not, and the Company shall cause its representatives acting on its or their behalf not to, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, in each case, in connection with an Acquisition Proposal, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal. The Company also agrees that immediately following the execution of this Agreement it shall, and shall cause its representatives acting on its behalf, to cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective representatives) conducted heretofore in connection with an Acquisition Proposal. The Company also agrees that within three (3) Business Days of the execution of this Agreement, the Company shall request each Person (other than the parties hereto and their respective representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company (and with whom the Company has had contact in the twelve (12) months prior to the date of this Agreement regarding the acquisition of the Company) to return or destroy all confidential information furnished to such Person by or on behalf of it prior to the date hereof and terminate access to any physical or electronic data room maintained by or on behalf of the Company.

ARTICLE VII

COVENANTS OF ACQUIROR

Section 7.1      Employee Matters.

(a)          Equity Incentive Plan; Employee Stock Purchase Plan. Prior to the Closing Date, Acquiror shall approve and adopt an equity incentive plan substantially in the form attached hereto as Exhibit E (the “Equity Incentive Plan”), the effectiveness of which shall be subject to and conditioned upon the shareholder approval of such equity plan described in Section 8.2(b). Prior to the Closing Date, Acquiror shall approve and adopt an employee stock purchase plan substantially in the form attached hereto as Exhibit F (the “Employee Stock Purchase Plan”), in the manner prescribed under Section 423 of the Code and other applicable Laws, the effectiveness of which shall be subject to and conditioned upon the shareholder approval of such plan described in Section 8.2(b). Within ten (10) Business Days following the expiration of the sixty (60)-day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Domesticated Acquiror Common Stock issuable under the Equity Incentive Plan and the Employee Stock Purchase Plan.

(b)            No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 7.1 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 7.2      Trust Account Proceeds and Related Available Equity.

(a)            If (i) the amount of cash available in the Trust Account immediately prior to Closing, after deducting (A) the amounts required to satisfy the Acquiror Share Redemption Amount and (B) all unpaid Company Transaction Expenses and Acquiror Transaction Expenses, plus (ii) the PIPE Investment Amount actually received by Acquiror prior to or substantially concurrently with the Closing (the sum of (i) and (ii), the “Available Acquiror Cash”) is equal to or greater than $200,000,000.00 (the “Minimum Available Acquiror Cash Amount”), then the condition set forth in Section 9.3(d) shall be satisfied.

(b)           Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall make all appropriate arrangements to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Shareholders pursuant to the Acquiror Share Redemptions, and (2) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use in accordance with the terms of this Agreement, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.3     NYSE Listing. From the date hereof through the Effective Time, Acquiror shall ensure Acquiror remains listed as a public company on the NYSE, shall prepare and submit to the NYSE a listing application in connection with the transactions contemplated by this Agreement, covering the Registration Statement Securities (the “Listing Application”), and the Company shall reasonably cooperate with Acquiror with respect to the Listing Application. Acquiror shall use its reasonable best efforts to cause: (a) the Listing Application to have been approved by the NYSE: (b) Acquiror to satisfy all applicable initial and continuing listing requirements of the NYSE; and (c) the Registration Statement Securities, to be approved for listing on the NYSE with the trading ticker “MKFG”, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event as of immediately following the Effective Time, and in each of case (a), (b) and (c), the Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Acquiror with respect thereto.

Section 7.4     No Solicitation by Acquiror. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, Acquiror shall not, and shall cause its Subsidiaries not to, and Acquiror shall instruct its and their representatives acting on its and their behalf, not to, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives. From and after the date hereof, Acquiror shall, and shall instruct its officers and directors to, and Acquiror shall instruct and cause its representatives acting on its behalf, its Subsidiaries and their respective representatives (acting on their behalf) to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its representatives).

Section 7.5      Acquiror Conduct of Business.

(a)            From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement, Acquiror shall, and shall cause Merger Sub to, except as expressly contemplated by this Agreement (including as contemplated by the PIPE Investment or in connection with the Domestication) or the Ancillary Agreements, as required by applicable Law, as set forth on Section 7.5 of the Acquiror Disclosure Letter or as expressly consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as set forth on Section 7.5 of the Acquiror Disclosure Letter or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed if such matter is in furtherance of the transactions contemplated by this Agreement), Acquiror shall not, and Acquiror shall cause Merger Sub not to, except as otherwise contemplated by this Agreement (including as contemplated by the PIPE Investment or in connection with the Domestication) or the Ancillary Agreements or as required by Law:

(i)            seek any approval from the Acquiror Shareholders, to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals;

(ii)            (x) make, set aside, pay or declare any dividend or distribution to the shareholders of Acquiror or make any other distributions in respect of any of Acquiror’s or Merger Sub Capital Stock, share capital or equity interests, (y) split, subdivide, combine, consolidate, reclassify or otherwise amend any terms of any shares or series of Acquiror’s or Merger Sub’s Capital Stock or equity interests, or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror or Merger Sub, other than a redemption of Acquiror Class A Ordinary Shares required to be made as part of the Acquiror Share Redemptions;

(iii)           take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

(iv)         enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(v)            incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries or guaranty any debt securities of another Person, other than any indebtedness for borrowed money or guarantee (w) incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $100,000, (x) pursuant to any Working Capital Loans, (y) incurred between Acquiror and Merger Sub or (z) in respect of an Acquiror Transaction Expense permitted by clause (vi) below;

(vi)           incur, create, guarantee, assume or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than (A) in support of the ordinary course operations of Acquiror and incident to the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements, which are not, individually or in the aggregate, in excess of $1,000,000 or (B) pursuant to any Contract set forth on Section 5.16 of the Acquiror Disclosure Letter;

(vii)           waive, release, compromise, settle or satisfy any (A) pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or (B) any other Legal Proceeding;

(viii)          (A) issue any Acquiror Securities or any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into, or for, Acquiror Securities, other than pursuant to Article III hereof or in respect of the PIPE Investment substantially concurrently with the Closing, (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof, or (C) amend, modify or waive any of the material terms or rights set forth in any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(ix)          authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving Acquiror;

(x)            enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(xi)           take any action or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede the Intended Tax Treatment;

(xii)           waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Legal Proceeding)

(xiii)           create any new Subsidiary; or

(xiv)           enter into any agreement to do any action prohibited under this Section 7.5.

(b)            During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Merger Sub) to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and, in all material respects, all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

Section 7.6      Post-Closing Directors and Officers of Acquiror. Subject to the terms of the Acquiror Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

(a)            the Board of Directors of Acquiror shall consist of up to nine (9) directors, a majority of whom shall be “independent” directors for the purposes of NYSE rules (each, an “Independent Director”), seven (7) of such directors to be as set forth on Section 7.6 of the Company Disclosure Letter, and the two (2) remaining Independent Directors to be designated by the Company (each, a “Designated Independent Director”) and, in each case, who shall serve in such capacity in accordance with the terms of the Acquiror Governing Documents following the Effective Time; provided, that the Company shall deliver or cause to be delivered by written notice to Acquiror, as soon as reasonably practicable after the date hereof (but in any event prior to the effectiveness of the Registration Statement), the names of the Designated Independent Directors pursuant to this Section 7.6(a);

(b)        the Chairperson of the Board of Directors of Acquiror shall be designated by the Company from among the Designated Independent Directors, and shall serve in such capacity in accordance with the terms of the Acquiror Governing Documents following the Effective Time; and

(c)         the initial officers of Acquiror shall be as set forth on Section 2.6 of the Company Disclosure Letter, who shall serve in such capacity in accordance with the terms of the Acquiror Governing Documents following the Effective Time.

Section 7.7      Domestication. Subject to receipt of the Acquiror Shareholder Approval, prior to the Effective Time, Acquiror shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the Certificate of Incorporation of Acquiror in substantially the form attached as Exhibit A to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company), in each case, in accordance with the provisions thereof and applicable Law, (b) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Cayman Registrar. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Acquiror Shareholder, (i) each then issued and outstanding Acquiror Class A Ordinary Share shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock; (ii) each then issued and outstanding Acquiror Class B Ordinary Share shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock; (iii) each then issued and outstanding Cayman Acquiror Warrant shall convert automatically into a Domesticated Acquiror Warrant, pursuant to the Warrant Agreement; and (iv) each then issued and outstanding Cayman Acquiror Unit shall convert automatically into a Domesticated Acquiror Unit. Immediately following the Domestication, Acquiror shall have caused each issued and outstanding Domesticated Acquiror Unit to have separated into one share of Domesticated Acquiror Common Stock and one-fourth of one Domesticated Acquiror Warrant.

Section 7.8      Indemnification and Insurance.

(a)            From and after the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of (x) the Company and each of its Subsidiaries (the “Company Indemnified Parties”) and (y) Acquiror and each of its Subsidiaries (the “Acquiror Indemnified Parties” and together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding or written demand, whether civil, criminal, administrative or investigative, whether formal or informal, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective Governing Documents and indemnification agreements in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law, Governing Documents and indemnification agreements). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exculpation (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ (including the Company’s and its Subsidiaries’) former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents and indemnification agreements of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 7.8.

(b)     Acquiror shall maintain in effect for a period of six (6) years after the Effective Time, without lapses in coverage, directors’ and officers’ liability insurance coverage for the benefit of the Company Indemnified Parties with respect to any acts, errors or omissions occurring on or prior to the Effective Time on terms not less favorable than the terms of the Company’s or its respective Subsidiaries’ current directors’ and officers’ liability insurance coverages; provided, that Acquiror shall not pay a premium for such policy or policies in excess of three hundred fifty percent (350%) of the most recent annual premium paid by the Company prior to the date of this Agreement. In the event that the premium for such policy or policies exceeds three hundred fifty percent (350%) of the most recent annual premium paid by the Company prior to the date of this Agreement, Acquiror shall purchase the maximum coverage available for three hundred fifty percent (350%) of the most recent annual premium paid by the Company prior to the date of this Agreement. If any claim is asserted or made within such six (6) year period under any insurance required to be maintained under this Section 7.8, such insurance shall be continued in respect of such claim until the final disposition thereof.

(c)      Notwithstanding Section 7.8(b), the Company may, at its sole option, purchase, at or prior to the Closing, and Acquiror shall maintain, in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy or policies providing directors’ and officers’ liability insurance coverage for the benefit of the Company Indemnified Parties with respect to any acts, errors or omissions occurring on or prior to the Effective Time (the “Company D&O Tail Policy”). Such Company D&O Tail Policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Company’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that the Company shall not pay a premium for such “tail” policy or policies in excess of three hundred fifty percent (350%) of the most recent annual premium paid by the Company prior to the date of this Agreement. In the event that the premium for the Company D&O Tail Policy exceeds three hundred fifty percent (350%) of the most recent annual premium paid by the Company prior to the date of this Agreement, the Company shall purchase the maximum coverage available for three hundred fifty percent (350%) of the most recent annual premium paid by the Company prior to the date of this Agreement. In the event that the Company purchases the Company D&O Tail Policy, Acquiror shall not be obligated to maintain the directors’ and officers’ liability insurance coverage for the benefit of the Company Indemnified Parties with respect to any acts, errors or omissions occurring on or prior to the Effective Time as set forth in Section 7.8(b).

(d)      Acquiror shall purchase, at or prior to the Closing and shall maintain in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy or policies providing directors’ and officers’ liability insurance coverage for the benefit of the Acquiror Indemnified Parties with respect to any acts, errors or omissions occurring on or prior to the Effective Time (the “Acquiror D&O Tail Policy”). Such Acquiror D&O Tail Policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under Acquiror’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that Acquiror shall not pay a premium for such “tail” policy or policies in excess of three hundred fifty percent (350%) of the most recent annual premium paid by Acquiror prior to the date of this Agreement. In the event that the premium for the Acquiror D&O Tail Policy exceeds three hundred fifty percent (350%) of the most recent annual premium paid by Acquiror prior to the date of this Agreement, Acquiror shall purchase the maximum coverage available for three hundred fifty percent (350%) of the most recent annual premium paid by Acquiror prior to the date of this Agreement.

(e)            Notwithstanding anything contained in this Agreement to the contrary, this Section 7.8 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 7.8. The D&O Indemnified Parties are intended to be third-party beneficiaries of this Section 7.8.

(f)            On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

Section 7.9       Acquiror Public Filings. From the date hereof through the Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.10     PIPE Subscriptions. Unless otherwise approved in writing by the Company, Acquiror shall not (other than changes that are solely ministerial and other de minimis changes) permit any amendment or modification to be made to, permit any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision). Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements have been satisfied, Acquiror shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to Acquiror the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms. Without limiting the generality of the foregoing, Acquiror shall give the Company prompt written notice: (a) of any requested amendment to any Subscription Agreement; (b) of any breach or default to the knowledge of Acquiror by any party to any Subscription Agreement; (c) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, or to the knowledge of Acquiror, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (d) if Acquiror does not expect to receive all or any portion of the applicable purchase price under any Investor’s Subscription Agreement in accordance with its terms.

ARTICLE VIII

JOINT COVENANTS

Section 8.1      HSR Act and Foreign Antitrust Approvals; Other Filings.

(a)      In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) (i) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act and (ii) as soon as practicable, make such other filings with any foreign Governmental Authorities (including all Permits) as may be required under any applicable similar foreign Law. Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Requests.

(b)     Each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c)      With respect to each of the above filings and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Approval under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate with each other in the defense and conduct of such matters. To the extent not prohibited by Law, each party hereto shall keep the other party reasonably informed regarding the status and any material developments regarding any Governmental Approval processes, and the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(d)      Acquiror and the Company shall each bear half (50%) of all filing fees payable to any Antitrust Authority in connection with the transactions contemplated by this Agreement.

Section 8.2      Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a)      Registration Statement and Prospectus.

(i)       As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Shareholders relating to the Acquiror Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) and (y) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) shares of Domesticated Acquiror Common Stock and Domesticated Acquiror Warrants and units comprising such to be issued in exchange for the issued and outstanding Acquiror Ordinary Shares, Acquiror Warrants and Cayman Acquiror Units, respectively, in the Domestication, (B) shares of Domesticated Acquiror Common Stock that constitute the Aggregate Merger Consideration and (C) shares of Domesticated Acquiror Common Stock that constitute the Earnout Shares (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its reasonable best efforts to (a) cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, (b) promptly notify the other of, reasonably cooperate with each other with respect to, and respond promptly to any comments of the SEC or its staff, (c) have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and (d) keep the Registration Statement effective through the Closing in order to consummate the transactions contemplated by this Agreement. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including the NYSE) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Shareholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

(ii)      Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Domesticated Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. The Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Acquiror shall promptly provide the Company and its counsel with (A) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments (which Acquiror shall promptly file) and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii)     Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv)     If at any time prior to the Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders.

(v)      Acquiror and the Company shall each bear half (50%) of all fees and expenses incurred in connection with the preparation and filing of the Offer Documents, other than the fees and expenses of advisors (which will be borne by the party incurring such fees).

(b)      Acquiror Shareholder Approval. Acquiror shall (a) as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to Acquiror Shareholders in compliance with applicable Law, (ii) (1) duly give notice of and (2) convene and hold a meeting of its shareholders (the “Acquiror Shareholders’ Meeting”) in accordance with Acquiror’s Governing Documents and Section 710 of the NYSE Listing Rules as promptly as reasonably practicable following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of Acquiror Class A Ordinary Shares to vote in favor of each of the Transaction Proposals, and (b) provide its shareholders with the opportunity to elect to effect an Acquiror Share Redemption. Acquiror shall, through its Board of Directors, recommend to its shareholders the (A) approval of the change in the jurisdiction of incorporation of Acquiror to the State of Delaware, (B) approval of the change of Acquiror’s name to “Markforged Holding Corporation”, (C) amendment and restatement of Acquiror’s Governing Documents, in substantially the forms attached as Exhibits A and B to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company) (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Registration Statement) in connection with the Domestication, including any separate or unbundled proposals as are required to implement the foregoing, (D) the adoption and approval of this Agreement in accordance with applicable Law and NYSE rules and regulations, (E) approval of the issuance of shares of Domesticated Acquiror Common Stock in connection with the Domestication, Merger and the Subscription Agreements, (F) approval of the adoption by Acquiror of the equity plans described in Section 7.1, (G) the election of directors effective as of the Closing as contemplated by Section 7.6, (H) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (I) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby and (J) adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (J), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify, or propose publicly or by formal action of the Board of Directors of Acquiror, any committee of the Board of Directors of Acquiror or Acquiror to withdraw, amend, qualify or modify, its recommendation to the shareholders of Acquiror that Acquiror Shareholders vote in favor of the Transaction Proposals. To the fullest extent permitted by applicable Law, (x) Acquiror agrees to promptly establish a record date for, duly call, give notice of, promptly convene and hold the Acquiror Shareholders’ Meeting and submit for approval the Transaction Proposals and (y) Acquiror agrees that if the Acquiror Shareholder Approval shall not have been obtained at any such Acquiror Shareholders’ Meeting, then Acquiror shall promptly continue to take all such necessary actions, including the actions required by this Section 8.2(b), and hold additional Acquiror Shareholders’ Meetings in order to obtain the Acquiror Shareholder Approval. Acquiror may only adjourn the Acquiror Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Shareholders prior to the Acquiror Shareholders’ Meeting; provided, that the Acquiror Shareholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Acquiror Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Termination Date. Acquiror agrees that it shall provide the holders of Acquiror Class A Ordinary Shares the opportunity to elect redemption of such Acquiror Class A Ordinary Shares in connection with the Acquiror Shareholders’ Meeting, as required by Acquiror’s Governing Documents.

(c)            Company Stockholder Approvals. The Company shall use its reasonable best efforts to (i) obtain and deliver to Acquiror the Company Stockholder Approvals (x) in the form of a written consent executed by each of the Requisite Company Stockholders (pursuant to the Company Stockholder Support Agreement), promptly following the time at which the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders (and in any event within five (5) Business Days after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders), and (y) in accordance with the terms and subject to the conditions of the Company’s Governing Documents, and (ii) take all other action necessary or advisable to secure the Company Stockholder Approvals as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders (and in any event within five (5) Business Days after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders) and, if applicable, any additional consents or approvals of its stockholders related thereto.

Section 8.3     Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, Acquiror and the Company shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain as soon as practicable all material consents and approvals of third parties (including any Governmental Authority) that any of Acquiror, or the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as soon as practicable as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable and in accordance with all applicable Law.

Section 8.4     Section 16 Matters. Prior to the Effective Time, each of Acquiror and the Company, as applicable, shall use all reasonable efforts to approve in advance in accordance with the applicable requirements of Rule 16b-3 promulgated under the Exchange Act, any dispositions of the Company Capital Stock (including derivative securities with respect to the Company Capital Stock) and acquisitions of Domesticated Acquiror Common Stock (including derivative securities with respect to Domesticated Acquiror Common Stock) resulting from the transactions contemplated by this Agreement by each officer or director of Acquiror or the Company who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act) as a result of the transactions contemplated hereby.

Section 8.5      Cooperation; Consultation. Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries and Affiliates (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties may mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (a) by providing such information and assistance as the other party may reasonably request, (b) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors. From the date of this Agreement until the Closing Date (or, if earlier, the valid termination of this Agreement pursuant to Article X), Acquiror shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to the PIPE Investment during such period and consider in good faith any feedback from the Company or its financial advisors with respect to such matters.

Section 8.6      Transaction Litigation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Acquiror, on the one hand, and the Company, on the other hand, shall each notify the other promptly after learning of any shareholder demand (or threat thereof) or other shareholder claim, action, suit, audit, examination, arbitration, mediation, inquiry, Legal Proceeding, or investigation, whether or not before any Governmental Authority (including derivative claims), relating to this Agreement, or any of the transactions contemplated hereby (collectively, “Transaction Litigation”) commenced or to the knowledge of Acquiror or the Company, as applicable, threatened in writing against (x) in the case of Acquiror, Acquiror, any of Acquiror’s controlled Affiliates or any of their respective officers, directors, employees or shareholders (in their capacity as such) or (y) in the case of the Company, the Company, any of the Company’s Subsidiaries or controlled Affiliates or any of their respective officers, directors, employees or shareholders (in their capacity as such). Acquiror and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other with respect to any Transaction Litigation; provided, however, that in no event shall (x) the Company, any of the Company’s Affiliates or any of their respective officers, directors or employees settle or compromise any Transaction Litigation without the prior written consent of Acquiror (not to be unreasonably withheld, conditioned or delayed) or (y) Acquiror, any of Acquiror’s Affiliates or any of their respective officers, directors or employees settle or compromise any Transaction Litigation without the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

Section 8.7       Expense Statements. At least three (3) Business Days prior to the Closing Date, (a) Acquiror shall deliver to the Company a written statement setting forth a complete and accurate schedule of each Acquiror Transaction Expense as of the Closing Date and (b) the Company shall deliver to Acquiror a written statement setting forth a complete and accurate schedule of each Company Transaction Expense as of the Closing Date.

Section 8.8       Tax Matters. Each of the parties hereto shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of all Tax Returns contemplated by this Agreement, and any audit or tax proceeding. Such cooperation shall include reasonable best efforts to preserve for six (6) years after the Closing Date, except as otherwise required by applicable Laws, Tax Returns pertaining to the Company and (upon the other party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.1       Conditions to Obligations of Acquiror, Merger Sub, and the Company. The obligations of Acquiror, Merger Sub, and the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a)      The Acquiror Shareholder Approval shall have been obtained;

(b)     The Company Stockholder Approvals shall have been obtained;

(c)      The waiting period or periods under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or been terminated;

(d)     There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;

(e)      Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the payment of the Acquiror Share Redemption Amount;

(f)      The shares of Domesticated Acquiror Common Stock to be issued in connection with the Merger shall have been approved for listing by the NYSE;

(g)     The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and remain pending; and

(h)     The size and composition of the Board of Directors of Acquiror shall be composed as set forth in Section 7.6.

Section 9.2      Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:

(a)      (i) The representations and warranties of the Company contained in Section 4.1, Section 4.2(a), the first sentence of Section 4.2(b), Section 4.3, Section 4.4(a), Section 4.6 (other than the first sentence of Section 4.6(a) and the first sentence of Section 4.6(b)) and Section 4.24(b) shall be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties that speak as of an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, (ii) the representations and warranties of the Company contained in the first sentence of Section 4.6(a) and the first sentence of Section 4.6(b) shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date, except with respect to such representations and warranties that speak as of an earlier date, which representations and warranties shall be true and correct in all respects other than de minimis inaccuracies at and as of such date, and (iii) each other representation and warranty of the Company contained in this Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as of an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case in this clause (iii), inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and

(b)     The Company shall have complied in all material respects with its covenants and agreements required to be performed as of or prior to the Closing.

Section 9.3      Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)      (i) The representations and warranties of Acquiror and Merger Sub contained in Section 5.1, Section 5.2, Section 5.3(a) and Section 5.14 (other than the first sentence of Section 5.14(a)) shall be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties that speak as of an earlier date, which representations and warranties shall be true in all material respects at and as of such date, (ii) the representations and warranties of Acquiror and Merger Sub contained in the first sentence of Section 5.14(a) shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date, except with respect to such representations and warranties that speak as of an earlier date, which representations and warranties shall be true and correct in all respects other than de minimis inaccuracies at and as of such date, and (iii) each other representation and warranty of Acquiror and Merger Sub contained in this Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as of an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case in this clause (iii), inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Acquiror;

(b)     Acquiror shall have complied in all material respects with its covenants and agreements required to be performed as of or prior to the Closing;

(c)      The Domestication shall have been completed as provided in Section 7.7 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company; and

(d)     The Available Acquiror Cash shall be no less than the Minimum Available Acquiror Cash Amount.

ARTICLE X

TERMINATION

Section 10.1      Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)      by written consent of the Company and Acquiror;

(b)     by written notice by either the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(c)     by written notice by either the Company or Acquiror if the Acquiror Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d)      by written notice to the Company from Acquiror if (i) there is any material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company, then, for a period of up to thirty (30) days (or such shorter period of time that remains between the date Acquiror provides written notice of such breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before September 30, 2021 (the “Termination Date”), unless Acquiror is in material breach hereof;

(e)      by written notice to the Company from Acquiror if the Company Stockholder Approvals shall not have been obtained within five (5) Business Days after the Registration Statement is declared effective by the SEC and delivered or otherwise made available to stockholders; or

(f)       by written notice to Acquiror from the Company if (i) there is any material breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror, then, for a period of up to thirty (30) days (or such shorter period of time that remains between the date the Company provides written notice of such breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to use its reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Termination Date, unless the Company is in material breach hereof.

Section 10.2      Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1      Trust Account Waiver. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated August 17, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror’s assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a the trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only in the limited circumstances set forth in the Investment Management Trust Agreement between Acquiror and Continental Stock Transfer & Trust Company, as trustee, dated August 17, 2020. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror, including, without limitation, in connection with any willful and material breach by Acquiror , other than for the release of proceeds from the Trust Account upon the consummation of the Merger.

Section 11.2      Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, Board of Managers, Managing Member or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3      Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a)	If to Acquiror or Merger Sub, to:

one

16 Funston Avenue, Suite A

The Presidio of San Francisco
San Francisco, California 94129
Attention: Troy B. Steckenrider III, Chief Financial Officer
Email: legal@astar.co

with a copy to (which shall not constitute notice):

Cadwalader, Wickersham & Taft LLP

200 Liberty St.

New York, New York 10281

Attention:	Stephen Fraidin
Andrew Alin
Niral Shah

Email:	stephen.fraidin@cwt.com
andrew.alin@cwt.com
niral.shah@cwt.com

(b)	If to the Company, to:

MarkForged, Inc.

480 Pleasant Street

Watertown, MA 02472

Attention: General Counsel

Email: Stephen.Karp@markforged.com

with copy to (which shall not constitute notice):

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention:	Kenneth J. Gordon
Michael J. Minahan
Michael R. Patrone

Email:	kgordon@goodwinlaw.com
mminihan@goodwinlaw.com
mpatrone@goodwinlaw.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4      Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 11.5      Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that (a) if the Closing occurs, the D&O Indemnified Parties are intended third-party beneficiaries of, and may enforce, Section 7.8 and (b) the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16.

Section 11.6     Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, Acquiror shall (x) pay or cause to be paid, the Company Transaction Expenses, and (y) pay or cause to be paid, any Acquiror Transaction Expenses, in each of case (x) and (y), in accordance with Section 2.4(c). For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 11.6 shall be paid upon consummation of the Merger and release of proceeds from the Trust Account.

Section 11.7     Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction (except that the Cayman Islands Companies Act (As Revised) shall also apply to the Domestication).

Section 11.8     Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.9     Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10   Entire Agreement. (a) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), (b) the Sponsor Support Agreement and Company Stockholder Support Agreement (the “Ancillary Agreements”) and (c) the Confidentiality Agreement, dated as of November 26, 2020, between Acquiror and the Company or its Affiliate (the “Confidentiality Agreement”) constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.11   Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 11.12   Publicity.

(a)            All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual written consent of Acquiror and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).

(b)            The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its reasonable best efforts to consult with the other party in advance to review its form, content and timing and to consider such comments in good faith. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing shall be deemed not to violate this Section 11.12.

(c)            The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and Acquiror prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof (or the immediately following day). Promptly after the execution of this Agreement, Acquiror shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Acquiror shall consider such comments in good faith.

Section 11.13   Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14   Jurisdiction; Waiver of Jury Trial.

(a)      Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 11.14.

(b)     EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.15   Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.16   Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a)      this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror and Merger Sub as named parties hereto; and

(b)            except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Acquiror or Merger Sub and (ii) no past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 11.17   Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 10.2, or (y) in the case of claims against a Person in respect of such Person’s actual fraud, all of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall not survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.18   Legal Representation.

(a)            Acquiror hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closing, the Surviving Corporation) (all such parties, the “Goodwin Waiving Parties”), that Goodwin Procter LLP (“Goodwin”) may represent the stockholders or holders of other equity interests of the Company or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “Goodwin WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Company and its Subsidiaries or other Goodwin Waiving Parties, and each of Acquiror and the Company on behalf of itself and the Goodwin Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to Goodwin’s prior representation of the Company, its Subsidiaries or of Goodwin Waiving Parties. Acquiror and the Company, for itself and the Goodwin Waiving Parties, hereby further irrevocably acknowledge and agree that all privileged communications, written or oral, between the Company and its Subsidiaries or any member of the Goodwin WP Group and Goodwin, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Surviving Corporation notwithstanding the Merger, and instead survive, remain with and are controlled by the Goodwin WP Group (the “Goodwin Privileged Communications”), without any waiver thereof. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Goodwin Privileged Communications, whether located in the records or email server of the Surviving Corporation and its Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the Goodwin Privileged Communications, by virtue of the Merger.

(b)            Each of Acquiror and the Company hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closing, the Surviving Corporation) (all such parties, the “Cadwalader Waiving Parties”), that Cadwalader, Wickersham & Taft LLP (“Cadwalader”) may represent the stockholders or holders of other equity interests of the Sponsor or of Acquiror or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “Cadwalader WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Sponsor, Acquiror and its Subsidiaries, or other Cadwalader Waiving Parties. Each of Acquiror and the Company, on behalf of itself and the Cadwalader Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to Cadwalader’s prior representation of the Sponsor, Acquiror and its Subsidiaries, or other Cadwalader Waiving Parties. Each of Acquiror and the Company, for itself and the Cadwalader Waiving Parties, hereby further irrevocably acknowledge and agree that all privileged communications, written or oral, between the Sponsor, Acquiror, or its Subsidiaries, or any other member of the Cadwalader WP Group, on the one hand, and Cadwalader, on the other hand, made prior to the Closing, in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Surviving Corporation notwithstanding the Merger, and instead survive, remain with and are controlled by the Cadwalader WP Group (the “Cadwalader Privileged Communications”), without any waiver thereof. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Cadwalader Privileged Communications, whether located in the records or email server of the Surviving Corporation and its Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the Cadwalader Privileged Communications, by virtue of the Merger.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

MARKFORGED, INC.

By:	/s/ Shai Terem
Name: Shai Terem
Title: Chief Executive Officer

ONE

By:	/s/ Kevin Earnest Hartz
Name: Kevin Earnest Hartz
Title: Chief Executive Officer

CASPIAN MERGER SUB INC.

By:	/s/ Kevin Earnest Hartz
Name: Kevin Earnest Hartz
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Certificate of Incorporation of Acquiror upon Domestication

A-1

Exhibit B

Form of Bylaws of Acquiror upon Domestication

B-1

Exhibit C

Form of Registration Rights Agreement

C-1

Exhibit D

Form of Lock-Up Agreement

D-1

Exhibit E

Form of Equity Incentive Plan

E-1

Exhibit F

Form of Employee Stock Purchase Plan

F-1